UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement	☐ For Use of the Commission Only (as permitted by

        Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

The McGraw-Hill Companies, Inc.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. §240.14a-101.

SEC 1913 (3-99)

March 18, 2011

Dear Shareholder:

On behalf of our Board of Directors and management, we cordially invite you to attend our Annual Meeting of Shareholders on Wednesday, April 27, 2011. The Meeting will be held at our headquarters at 1221 Avenue of the Americas, New York, New York 10020-1095, at 11:00 a.m. (EDT). If you are unable to attend the Annual Meeting in New York, please join us via live Webcast on the Company’s Web site at www.mcgraw-hill.com.

The Notice of Meeting and Proxy Statement accompanying this letter describe the business we will consider at the Meeting. Your vote is very important. I urge you to vote to be certain your shares are represented at the Meeting even if you plan to attend. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to your proxy materials or the information forwarded by your bank, broker or other holder of record to see which methods are available to you.

I look forward to seeing you at the Meeting.

Harold McGraw III

Chairman of the Board, President and Chief Executive Officer

Notice of Annual Meeting of Shareholders

To Be Held April 27, 2011

The Annual Meeting of Shareholders of The McGraw-Hill Companies, Inc. will be held on Wednesday, April 27, 2011, at 11:00 a.m. (EDT) at the Company’s headquarters at 1221 Avenue of the Americas, New York, New York 10020-1095. At the Meeting, shareholders will be asked to:

•	elect 12 Directors;

•	approve amendments to the Company’s Restated Certificate of Incorporation to permit shareholders to call special meetings;

•	approve, on an advisory basis, the executive compensation program for the Company’s named executive officers as described in this Proxy Statement;

•	vote, on an advisory basis, on how often the Company will conduct an advisory vote on executive compensation;

•	ratify the appointment of the Company’s independent Registered Public Accounting Firm for 2011;

•	vote on one shareholder proposal, if properly presented at the Meeting; and

•	consider any other business, if properly raised.

You may vote at the Meeting if you were a shareholder of the Company at the close of business on March 7, 2011, the record date for the Meeting.

By Order of the Board of Directors.

Scott L. Bennett

Senior Vice President, Associate General

Counsel and Secretary

New York, New York

March 18, 2011

Please sign and return the enclosed proxy card in the postage-paid envelope provided or, if you prefer, please follow the instructions on the enclosed proxy card for voting by telephone or via the Internet. You may access the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor  relations for further Internet voting instructions as well as to view the Proxy Statement and Annual Report online.

The McGraw-Hill Companies, Inc.

Proxy Statement

2011 Annual Meeting of Shareholders

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The McGraw-Hill Companies, Inc.

Proxy Statement

2011 Annual Meeting of Shareholders

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 27, 2011.

THE COMPANY’S ANNUAL REPORT, LETTER TO SHAREHOLDERS, NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND PROXY CARD ARE AVAILABLE AT www.mcgraw-hill.com/investor_relations.

GENERAL INFORMATION

Why did I receive this Proxy Statement?

The Board of Directors of The McGraw-Hill Companies, Inc. (the “Company”, “we” or “us”) is soliciting proxies for the 2011 Annual Meeting of Shareholders (the “Annual Meeting” or “Meeting”) to be held on Wednesday, April 27, 2011, at 1221 Avenue of the Americas, New York, New York 10020-1095, at 11:00 a.m. (EDT) and at any adjournment of the Meeting. When the Company asks for your proxy, we must provide you with a Proxy Statement that contains certain information specified by law. This Proxy Statement summarizes the information you need in order to vote at the Meeting.

The Company’s Annual Report, Letter to Shareholders, Notice of Annual Meeting, Proxy Statement and proxy card are being mailed to shareholders beginning on or about March 18, 2011.

What will I vote on?

The following items:

•	election of 12 Directors;

•	amendments to the Company’s Restated Certificate of Incorporation to permit shareholders to call special meetings of shareholders;

•	approval, on an advisory basis, of the executive compensation program for the Company’s named executive officers as described in this Proxy Statement;

•	how often the Company will conduct an advisory vote on executive compensation;

•	ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2011;

•	one shareholder proposal, provided the proposal is properly presented at the Meeting; and

•	other matters that may properly be brought before the Meeting.

Will there be any other items of business on the agenda?

We do not expect any other items of business at the Annual Meeting. Nonetheless, if there is an unforeseen need, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be brought before the Meeting. These persons will use their best judgment in voting your proxy.

Who is entitled to vote?

Shareholders as of the close of business on the record date, which is March 7, 2011, may vote at the Annual Meeting.

How many votes do I have?

You have one vote at the Meeting for each share of common stock you held on the record date.

What constitutes a quorum for the Annual Meeting?

A quorum is necessary to conduct business at the Annual Meeting. A quorum requires the presence at the Meeting of a majority of the outstanding shares entitled to vote, in person or represented by proxy. You are part of the quorum if you have voted by proxy. As of the record date, 304,490,975 shares of Company common stock were issued and outstanding.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy without attending the Meeting. We urge you to vote by proxy even if you plan to attend the Meeting so we will know as soon as possible that enough votes will be present for us to hold the Meeting. If you attend the Meeting in person, you may vote at the Meeting and your earlier proxy will not be counted.

May I vote by telephone or via the Internet?

Yes. Instead of submitting your vote by mail using the enclosed proxy card, you may be able to vote on the Internet or by telephone. Please note that there are separate Internet and telephone voting arrangements depending on whether you hold your shares:

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as the registered shareholder, also known as the “shareholder” or “holder” of record (that is, if you own shares directly in your own name and they are either kept at our transfer agent or are in your possession); or

•	as the “beneficial owner”, also known as holding the shares in “street name” (that is, if your shares are held for you by your bank, broker or other holder of record).

If you are a registered shareholder, you may vote by telephone or via the Internet by following the instructions on your proxy card.

If you are a beneficial owner, please refer to the information forwarded by your bank, broker or other holder of record to see which options are available to you. Most brokers and banks offer voting by telephone and via the Internet as well as by mail.

If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for these costs.

What should I do if I want to attend the Annual Meeting?

All shareholders and employees of the Company may attend the Annual Meeting. Please bring your admission ticket or proof of ownership of The McGraw-Hill Companies stock to enter the Annual Meeting. When you arrive at the Annual Meeting, you may be asked to present photo identification, such as a driver’s license, to be admitted. The McGraw-Hill Companies employees wishing to attend the Annual Meeting can present their employee identification card to be admitted.

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If you are a registered shareholder, you will find an admission ticket attached as part of the proxy card sent to you. If you plan to attend the Annual Meeting, please bring this portion of the proxy card with you to the Meeting. If you opted to receive your proxy materials electronically, please print out the admission ticket you will find online and bring it with you.

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If your shares are held in the name of your bank, broker or other holder of record, please bring proof of ownership to be admitted to the Meeting. A recent brokerage statement or letter from your bank or broker is an example of proof of ownership.

For safety and security reasons, no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

How do I vote my shares in the Company’s Dividend Reinvestment Plan?

If you participate in the Company’s Dividend Reinvestment Plan, any proxy you give will also govern the voting of all shares you hold in this Plan, unless you give us other instructions.

How do I vote my shares in the Company’s employee benefit plans?

If you received this Proxy Statement because you are an employee of the Company who participates in these plans and you have shares of common stock of the Company allocated to your account under these plans, you may vote your shares held in these plans as of March 7, 2011 by mail, by telephone or via the Internet. Instructions are provided on the enclosed proxy card from BNY Mellon Shareowner Services, the Company’s transfer agent. BNY Mellon Shareowner Services must receive your instructions by 2:00 p.m. (EDT) on April 25, 2011 in order to communicate your instructions to the plans’ Trustee, who will vote your shares. Any plan shares for which we do not receive instructions from the employee will be voted by the Trustee in the same proportion as the shares for which we have received instructions.

Can I revoke or change my vote?

Yes. If you are a shareholder of record, you have the right to revoke your proxy at any time before the Annual Meeting by sending a signed notice to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. If you want to change your vote at any time before the Meeting, you must deliver a later dated proxy by telephone, via the Internet or in writing. You may also change your proxy by voting in person at the Meeting.

If you are a beneficial owner, please refer to the information forwarded by your broker, bank or other holder of record for procedures on revoking or changing your proxy.

What are the costs of soliciting these proxies and who will pay them?

The Company will pay all costs of soliciting these proxies. In addition, some of our officers and employees may solicit proxies by telephone or in person. We will reimburse banks and brokers for the expenses they incur in forwarding the proxy materials to you. Georgeson Inc. is assisting us with the solicitation of proxies for a fee not to exceed $21,500 plus reimbursement for out-of-pocket expenses.

How many votes are required for the approval of each item?

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Item One – A nominee will be elected as a Director if he or she receives a majority of the votes cast at the Annual Meeting. A majority of votes cast means that the number of shares voted “for” a Director’s election exceeds the number of votes cast “against” that Director’s election. If an incumbent Director who has been nominated for re-election fails to receive a majority of the votes cast in an uncontested election, New York law provides that the Director continues to serve as a Director in a hold-over capacity. The Company’s By-Laws provide that, in such circumstances, the Director is required to promptly tender his or her resignation to the Board of Directors. The Board’s Nominating and Corporate Governance Committee is then required to make a recommendation to the Board as to whether to accept or reject the tendered resignation. The Board will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the election results. If a Director’s resignation is accepted by the Board, the Board may fill the vacancy or decrease the size of the Board. Abstentions and broker non-votes, if any, will not be counted either for or against the election of a Director nominee.

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Item Two – The affirmative vote of a majority of the outstanding shares of common stock is required to amend the Company’s Restated Certificate of Incorporation to permit shareholders to call special meetings of shareholders. Abstentions and broker non-votes, if any, are not affirmative votes, and will therefore have the same effect as a vote “against” Item 2.

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Item Three – The affirmative vote of the holders of a majority of the votes cast is required to approve, on an advisory basis, the executive compensation program for the Company’s named executive officers as described in this Proxy Statement. Abstentions and broker non-votes, if any, will not be counted either for or against this proposal.

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Item Four – The advisory vote on the frequency of the advisory vote on executive compensation is a non-binding vote and the Company will consider the results of the vote in determining whether to hold the advisory vote on executive compensation every one, two or three years. Abstentions and broker non-votes, if any, will not be counted in favor of any frequency in the vote.

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Item Five – The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of the Company’s independent Registered Public Accounting Firm for 2011. Abstentions and broker non-votes, if any, will not be counted either for or against this proposal.

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Item Six – The affirmative vote of the holders of a majority of the votes cast is required to approve the shareholder proposal. Abstentions and broker non-votes, if any, will not be counted either for or against this proposal.

Are abstentions and broker non-votes part of the quorum?

Yes. Abstentions and broker non-votes count as “shares present” at the Annual Meeting for purposes of determining a quorum.

What are broker non-votes?

If your shares are held by a broker, the broker may require your instructions in order to vote your shares. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. If the proposal is considered “routine” under the rules of the New York Stock Exchange, the broker may vote your shares in its discretion. For other proposals, the broker may not vote your shares without your instructions. When that happens, it is called a “broker non-vote.”

Item 2 in this Proxy Statement (amendments to the Company’s Restated Certificate of Incorporation) and Item 5 in this Proxy Statement (ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2011) will be considered routine under the rules of the New York Stock Exchange and the broker may vote your shares for these Items in its discretion. The broker is not entitled to vote your shares on the other Items unless the broker has received instructions from you.

Who will count the vote?

Votes at the Annual Meeting will be counted by two independent inspectors of election appointed by the Board.

What if I do not vote for some or all of the matters listed on my proxy card?

If you are a registered shareholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not vote on:

•	for the nominees to the Board listed on the proxy card;

•	for amendments to the Company’s Restated Certificate of Incorporation to permit shareholders to call special meetings of shareholders;

•	for approval, on an advisory basis, of the executive compensation program for the Company’s named executive officers;

•	for the Company conducting an advisory vote on executive compensation every one year;

•	for the ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2011; and

•	against the shareholder proposal.

How do I submit a shareholder proposal for the 2012 Annual Meeting?

The Company’s 2012 Annual Meeting is scheduled for April 25, 2012. There are two different deadlines for submitting shareholder proposals. First, if a shareholder wishes to have a proposal considered for inclusion in next year’s Proxy Statement, he or she must submit the proposal in writing so that we receive it by 5:00 p.m. (EDT) on November 19, 2011. Proposals should be addressed to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. If you submit a proposal, it must comply with applicable laws, including Rule 14a-8 of the Securities Exchange Act of 1934.

In addition, the Company’s By-Laws provide that any shareholder wishing to nominate a candidate for Director or to propose any other business at the Annual Meeting must give the Company written notice no earlier than December 29, 2011 and no later than January 28, 2012. This notice must comply with applicable laws and the Company’s By-Laws. Copies of the By-Laws are available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. You may also download the By-Laws from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

Can I view future proxy materials online instead of receiving them by mail?

Yes. If you are a shareholder of record or own Company shares through one of the Company’s 401(k) Plans, you may, if you wish, consent to view future Proxy Statements and Annual Reports online. If you elect this feature, you will receive an e-mail notice which will include the Web address for viewing the materials online. The e-mail notice will also include instructions so you can vote your proxy online or by telephone. If you have more than one account, you may receive separate e-mails for each account. Costs normally associated with electronic delivery, such as usage and telephone charges, as well as any costs incurred in printing documents, will be your responsibility.

During the proxy voting period, the Internet voting system will automatically prompt shareholders for their consent. Throughout the year, registered shareholders can give consent by enrolling in MLinkSM, a secure online mailbox for electronic delivery of the Annual Report and Proxy Statement, as well as account statements. Log on to www.bnymellon.com/shareowner/equityaccess and enter the requested information to enroll in MLink. Owners of shares through one of the Company’s 401(k) Plans may consent at http://www.resources.hewitt.com/mcgraw-hill.

If you are a beneficial owner, please contact your broker, bank or other holder of record for procedures on how to provide your consent.

What are the benefits of electronic delivery?

If you received your Annual Meeting materials by mail, we strongly encourage you to sign up to receive these materials via e-mail. Electronic delivery benefits the environment and saves the Company money by reducing printing and mailing costs. It will also make it convenient for you to view your proxy materials and vote your shares online. If you have shares in more than one account, it is also an easy way to eliminate receiving duplicate copies of proxy materials.

What are the costs of electronic delivery?

The Company charges nothing for electronic delivery. You may, of course, incur expenses associated with Internet access such as telephone charges or charges from your Internet service provider.

May I change my mind later?

Yes. You may discontinue electronic delivery and resume mail delivery of the Proxy Statement and Annual Report. Registered shareholders should go to www.bnymellon.com/shareowner/equityaccess, log on to their account, and click “decline” in the MLink Profile tab. Owners of shares through one of the Company’s 401(k) Plans can revoke consent at http://www.resources.hewitt.com/mcgraw-hill.

If you are a beneficial owner, please contact your broker, bank or other holder of record for procedures on how to revoke your consent.

Will I receive a copy of the Company’s Annual Report?

Unless you previously elected to view our Annual Report via the Internet, we mailed our 2010 Annual Report to shareholders beginning on or about March 18, 2011.

What is “householding”?

We have adopted “householding”, a procedure under which beneficial owners who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces duplicate mailings and thus reduces our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Householding does not affect dividend check mailings.

What if I want to receive a separate paper or e-mail copy of the Proxy Statement or Annual Report at no charge?

If you wish to receive a separate paper or e-mail copy of the 2010 Annual Report or this Proxy Statement at no charge, please call us toll-free at (866) 436-8502, or send an e-mail to investor_relations@mcgraw-hill.com, or write to: Investor Relations, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. We will promptly deliver to you the documents you requested. Please make your request for documents on or before April 18, 2011 to facilitate timely delivery of the documents to you.

Where can I find the voting results?

We will publish voting results in a Form 8-K which we will file with the SEC on or before May 3, 2011. To view this Form 8-K online, log on to the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations, and click on the SEC Filings link located in the Digital Investor Kit.

Can shareholders and other interested parties communicate directly with our Board? If so, how?

Yes. You may communicate directly with one or more members of the Board by writing to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, or by sending an e-mail to the Company’s Secretary at corporate_secretary@mcgraw-hill.com. The Company’s Secretary will then forward all questions or comments directly to our Board or a specific Director, as the case may be.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Company’s business and affairs are overseen by our Board pursuant to the New York Business Corporation Law and our Restated Certificate of Incorporation and By-Laws. At the 2010 Annual Meeting, shareholders approved amendments to the Company’s Restated Certificate of Incorporation that provided for the annual election of all Directors beginning with this 2011 Annual Meeting. To effectuate this change, each Director serving a term that would not expire at this 2011 Annual Meeting has submitted a conditional resignation providing that such Director’s term will expire at this 2011 Annual Meeting, subject to the Director’s successor being duly elected. Accordingly, we currently have 12 Directors, each of whom is being nominated at this Annual Meeting for a one-year term which will expire at the Annual Meeting in 2012. (See Item 1 on page 69.)

Director Independence

The Board has determined that all of the Company’s Directors, with the exception of Messrs. Harold McGraw III (the Company’s Chairman, President and Chief Executive Officer) and Robert P. McGraw (the brother of Harold McGraw III), have met the independence requirements of the New York Stock Exchange, based upon the application of objective categorical standards adopted by the Board. To be considered independent, a Director must have no material relationship (other than as a Director) with the Company, or any of its subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company or any of its subsidiaries. In making independence determinations, the Board broadly considers all relevant facts and circumstances. In accordance with the Company’s Corporate Governance Guidelines, a Director will not be an independent Director of the Company if:

(i)	such Director is, or has been within the last three years, an employee of the Company, or any of its subsidiaries, or has an immediate family member who is, or has been within the last three years, an executive officer of the Company, or any of its subsidiaries;

(ii)	such Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, or any of its subsidiaries, other than Director and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii)	(A) such Director is a current partner or employee of a firm that is the Company’s, or any of its subsidiaries’, internal or external auditor; (B) such Director has an immediate family member who is a current partner of such a firm; (C) such Director has an immediate family member who is a current employee of such a firm and personally works on the Company’s, or any of its subsidiaries’, audit; or (D) such Director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s, or any of its subsidiaries’, audit within that time;

(iv)	such Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any present executive officer of the Company, or any of its subsidiaries, at the same time serves or served on the compensation committee of such other company; or

(v)	such Director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments (exclusive of contributions to tax exempt organizations) from, the Company, or any of its subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of the consolidated gross revenues of such other company.

For purposes of sub-paragraphs (i) through (v) above, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. Individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated are not taken into consideration with respect to the determination of a Director’s independence.

Additional Information Regarding Director Independence

In making its independence determinations with respect to our Directors, the Board considered the following transactions that the Company engages in from time to time with organizations in which our independent Directors serve as executive officers or otherwise have a material interest:

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BT Group plc. Sir Michael Rake is the Chairman of BT Group plc. BT Group plc provides the Company and its business units with various telecommunications services from time to time. The Company and its business units provide the following types of products and services from time to time to BT Group plc: credit ratings services, index services, data subscriptions and licensing of publications and equity research information and services.

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Emerging Markets Management, LLC and Strategic Investment Group. Ms. Hilda Ochoa-Brillembourg is a principal shareholder of Emerging Markets Management, LLC and Strategic Investment Group. The Company and its business units provide the following types of products and services from time to time to Emerging Markets Management, LLC and Strategic Investment Group: index services, data subscriptions and licensing of publications and equity research information and services.

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Evercore Partners, Inc. Dr. Pedro Aspe is the Co-Chairman of Evercore Partners, Inc. The Company and its business units retain Evercore Partners, Inc. and its affiliated entities from time to time to provide investment banking and financial advisory services. The Company and its business units provide the following types of products and services from time to time to Evercore Partners, Inc.: index services, data subscriptions and licensing of publications and equity research information and services.

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Howard University. Mr. Kurt L. Schmoke is the Dean of the Howard University School of Law. The Company and its business units provide the following types of products and services from time to time to Howard University: textbooks and other educational materials, index services, data subscriptions and licensing of publications and equity research information and services.

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State Farm Insurance Companies. Mr. Edward B. Rust, Jr. is the Chairman of the Board, President and Chief Executive Officer of State Farm Insurance Companies. The Company and its business units provide the following types of products and services from time to time to State Farm Insurance Companies: credit ratings services, index services, data subscriptions and licensing of publications, equity research information and services, proprietary market research and syndicated research studies.

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Yale University. Ms. Linda Koch Lorimer is the Vice President and Secretary of Yale University. The Company and its business units provide the following types of products and services from time to time to Yale University: textbooks and other educational materials, credit ratings services, index services, data subscriptions and licensing of publications and equity research information and services.

All of these transactions are entered into in the ordinary course of business and on terms that are substantially equivalent to those prevailing at the time for comparable transactions with other similarly situated customers or vendors of the Company.

In making its independence determinations with respect to our Directors, the Board reviews the materiality of these transactions not only from the standpoint of the applicable Director but also from the standpoint of the organizations in which they serve. Based on this review, the Board has concluded that these transactions do not interfere with the ability of each such Director to exercise independent judgment in carrying out his or her Board responsibilities.

Annual Meeting Attendance

It is the Company’s policy that, subject to illness or an unavoidable schedule conflict, all Directors will attend and be introduced at the Annual Meeting. All of our Directors attended the 2010 Annual Meeting.

Leadership Structure of the Board of Directors

The Company’s business and affairs are overseen by its Board of Directors which currently has 12 members. There is one management representative on the Board and, of the 11 remaining Directors, 10 are independent. The Board has standing Nominating and Corporate Governance, Audit and Compensation Committees composed solely of outside independent Directors. The Chair of each Committee reports to the full Board as appropriate from time to time. In addition to these three standing Committees, the Board has an Executive Committee and a Financial Policy Committee.

The Company’s Corporate Governance Guidelines provide that the Board shall select annually the Chairman of the Board based upon the criteria that the Company’s independent Nominating and Corporate Governance Committee recommends and that the Directors believe to be in the best interests of the Company. This process includes a consideration of whether the roles of Chairman and Chief Executive Officer should be combined or separated based upon the Company’s needs, and the strengths and talents of its executives, at any given time. On April 28, 2010, the Board appointed Harold McGraw III as the Chairman of the Board, President and Chief Executive Officer of the Company for the period April 28, 2010 through April 27, 2011.

The Company’s Corporate Governance Guidelines further provide that, in the event the Chief Executive Officer is also serving as Chairman of the Board, the Board shall designate an independent Director to serve as Presiding Director. The selection of the Presiding Director is made at a meeting at which only independent Directors are present.

The position of Presiding Director is intended to provide a check and balance on the role and responsibilities of the Chief Executive Officer. On April 28, 2010, the Board appointed Mr. Edward B. Rust, Jr., the Chairman of the Nominating and Corporate Governance Committee, as the Presiding Director of the Board for the period April 28, 2010 through April 27, 2011. As Presiding Director, Mr. Rust has the following responsibilities as set forth in the Company’s Corporate Governance Guidelines:

“(i) be readily available to be consulted by any of the senior executives of the Company as to any concerns they may have about the Company; (ii) be readily available to all Directors to communicate their issues and concerns to the Chief Executive Officer; (iii) be readily available to the Chief Executive Officer to offer counsel; (iv) preside at all meetings of the Board at which the Chairman is not present, including all meetings of non-management Directors and all executive sessions of the independent Directors; (v) authority to call meetings of the independent Directors, including in the event of a crisis and/or the incapacitation of the Chief Executive Officer; (vi) communicate Directors’ feedback to the Chief Executive Officer from the meetings of the non-management Directors and from informal conversations with Directors; (vii) review and approve the proposed agenda for each upcoming Board meeting and the annual Board calendar; (viii) review and approve meeting schedules to assure there is sufficient time for discussion of all agenda items; (ix) consult with the other Directors and advise the Chief Executive Officer about the quality and timeliness of the materials distributed to the Board; (x) review and approve the materials and information sent to the Board; (xi) interview, along with the Chief Executive Officer and, as applicable, the Chair of the Nominating and Corporate Governance

Committee, candidates for the Board; and (xii) assist the Nominating and Corporate Governance Committee with broad issues of corporate governance.”

The Board believes that its current leadership structure assures the appropriate level of management oversight and independence. This leadership structure provides clarity that Harold McGraw III, the Chief Executive Officer and Chairman, has primary responsibility for managing the Company’s business, implementing the Company’s strategy and directing the work of other officers, under the oversight, and subject to the review, of the Board. This structure results in a single leader being directly accountable to the Board and, through the Board, to shareholders, and enables Mr. McGraw to act as the key link between the Board and other members of management. It also facilitates the Board’s decision-making process because Mr. McGraw, who has first-hand knowledge of our operations and the major issues facing the Company, chairs the Board meetings where the Board discusses strategic and business issues.

Role of Board of Directors in Risk Oversight

The Board of Directors administers its risk oversight role through its Committee structure and the Committees’ regular reports to the Board at each Board meeting. The Board’s Audit Committee meets frequently during the year and discusses with management, the Company’s chief audit executive and the Company’s independent external auditor: (a) current business trends affecting the Company; (b) the major risk exposures facing the Company; (c) the steps management has taken to monitor and control such risk factors; and (d) the adequacy of internal controls that could significantly affect the Company’s financial statements. The Chair of the Audit Committee provides the Board with a report concerning its risk oversight activities at each Board meeting.

In 2009, the Compensation Committee engaged the compensation consulting firm of Towers Watson to conduct a risk assessment of the Company’s compensation program applicable to corporate and business segment employees. During this review, Towers Watson studied the Company’s pay philosophy, incentive plan designs, performance metrics and pay plan governance process. Towers Watson also interviewed the Company’s Chief Executive Officer and other key senior executives to inquire about business strategies and areas of risk faced by the Company and its business segments. Based on the results of Towers Watson’s review, the Compensation Committee concluded that the Company’s executive compensation program does not encourage inappropriate risk taking and that the Company has a strong culture, organizational structure and operating policies in place to effectively manage operational risk.

Additionally, in 2010, both the full Board and the Company’s Audit Committee reviewed with management the compliance framework under which the Company’s Standard & Poor’s business operates, including its quality, criteria, compliance and risk management functions.

Process for Identifying and Evaluating Directors and Nominees

The Nominating and Corporate Governance Committee reviews with the Board, on an annual basis, the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. The Committee also recommends to the Board the general criteria for selection of proposed nominees for election as Directors and the slate of individuals who will constitute the nominees of the Board for election as Directors at each Annual Meeting. In addition to qualities of intellect, integrity and judgment, this assessment by the Committee takes into consideration diversity, background, senior management experience and an understanding of some combination of marketing, finance, technology, international business matters, government regulation, education and public policy. The Committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time. The Committee evaluates all nominees for Director based on these criteria, including nominees recommended by shareholders. Although the Committee considers diversity as a factor in assessing the appropriate skills and characteristics required of Board members, the Board does not have a formal policy with regard to diversity in identifying Director nominees. The Committee has sole authority to retain and terminate search firms, to assist the Board in identifying and reviewing prospective Director nominees, and to approve the fees and other retention terms of any search firms.

Specific Experience, Qualifications, Attributes and Skills of Directors

The Nominating and Corporate Governance Committee has reviewed with the Board the specific experience, qualifications, attributes and skills of each Director nominee standing for re-election as a Director at the Annual Meeting. The Committee has concluded that each Director nominee has the appropriate skills and characteristics required of Board membership, and each possesses an in-depth knowledge of the Company’s complex global businesses and strategy. The Committee further believes that our Board is composed of well-qualified and well-respected Directors who are prominent in business, finance and academia. The experience and key competencies of each Director, as reviewed and considered by the Committee, are set forth below.

Pedro Aspe: As Co-Chairman of Evercore Partners, Inc., a leading investment bank boutique in the United States, and Chairman of Protego Casa de Bolsa, a broker dealer, and Managing Director of Protego Asesores, an investment banking company, both of which are headquartered in Mexico, Dr. Aspe has substantial financial services, capital markets, finance and accounting experience, and broad international business exposure. This experience enables Dr. Aspe to provide the Company with effective leadership in the conduct of its business as a global information services provider serving the financial services and business information markets. As a Professor of Economics at ITAM (Instituto Tecnológico Autónomo de México), Dr. Aspe has broad insight into the operation of educational institutions and is able to provide the Company with valuable guidance in its business as a global provider of instructional, assessment and reference products and solutions for the education market. The positions Dr. Aspe has held with the Mexican government have given him extensive government regulation and public policy experience which is extremely important to the Company in the conduct of its complex global business.

Sir Winfried Bischoff: As Chairman of Lloyds Banking Group plc and former Chairman of Citigroup, Inc. and Schroders plc, Sir Win has substantial financial services, capital markets, finance and accounting experience, broad international business exposure, and extensive experience involving government regulation and public policy. This experience enables Sir Win to provide the Company with effective leadership in the conduct of its business as a global information services provider serving the financial services, education and business information markets.

Douglas N. Daft: As former Chairman and Chief Executive Officer of The Coca-Cola Company, the largest manufacturer, distributor and marketer of nonalcoholic beverages in the world, Mr. Daft has substantial sales, marketing, finance and accounting experience, broad international business exposure and an extensive knowledge of government regulation and public policy. This experience enables Mr. Daft to provide the Company with effective leadership in the conduct of its business as a global information services provider serving the financial services and business information markets. As a member of the Board of Governors of Thunderbird School of Global Management and The Garvin School of International Management, Chairman of the Advisory Board for the Churchill Archives Center, Churchill College and a Visiting Fellow, Oxford University Business School, Mr. Daft has broad insight into the operation of educational institutions and is able to provide the Company with valuable guidance in its business as a global provider of instructional, assessment and reference products and solutions for the education market.

William D. Green: As current Chairman and former Chief Executive Officer of Accenture plc, a global management consulting, technology services and outsourcing company, Mr. Green has substantial sales, marketing, finance, manufacturing, technology and accounting experience, broad international business exposure and an extensive knowledge of government regulation and public policy. This experience enables Mr. Green to provide the Company with effective leadership in the conduct of its business as a global information services provider serving the financial services and business information markets, including in connection with the numerous technology issues that the Company faces. As a member of Business Roundtable, where he serves as chairman of its Education, Innovation and Workforce Initiative and previously served as Chairman of The Springboard Project, as Co-Chair of the Business Coalition for Student Achievement, as a member of the National Governors Association’s Complete to Compete National Advisory Group, and as a member of the Business Higher Education Forum, Mr. Green has broad insight into the operation of educational institutions and is able to provide the Company with valuable guidance in its business as a global provider of instructional, assessment and reference products and solutions for the education market.

Linda Koch Lorimer: As Vice President and Secretary of Yale University, former President of Randolph-Macon Woman’s College, former Associate Provost of Yale University, former Chairman of the Board of the Association of American Colleges and Universities and the Women’s College Coalition, and Trustee of Hollins University, Ms. Lorimer has broad insight into the operation of educational institutions and extensive experience involving government regulation and public policy. As a result of this experience, Ms. Lorimer is able to provide the Company with valuable guidance in its business as a global provider of instructional, assessment and reference products and solutions for the education market. In addition, Ms. Lorimer has been responsible during the past seven years for Yale University’s Office of International Affairs, which gives her insight into the global developments affecting the Company. Ms. Lorimer has also been a director of three other publicly traded companies, including service on audit and compensation committees where she contributed valuable guidance in corporate strategic and financial policy matters.

Harold McGraw III: As President and Chief Executive Officer of the Company, and through the many positions Mr. McGraw has held with the Company since joining the Company in 1980, Mr. McGraw has substantial financial services, capital markets, finance, accounting, education, sales and marketing experience, and broad international business exposure. This experience enables Mr. McGraw to provide the Company with effective leadership in the conduct of its business as a global information services provider serving the financial services, education and business information markets. As former Chairman and a member of Business Roundtable, Chairman of the Emergency Committee for American Trade (ECAT), US-India Business Council and US Council for International Business, Vice Chairman of the International Chamber of Commerce and as a member of The U.S. Trade Representative’s Advisory Committee for Trade, Policy and Negotiations (ACTPN) and The Business Council, Mr. McGraw has extensive government regulation and public policy experience which is extremely valuable to the Company in the conduct of its complex global business.

Robert P. McGraw: As Chairman and Chief Executive Officer of Averdale Holdings, LLC, an international investment company, and through the many positions Mr. McGraw has previously held with the Company, Mr. McGraw has broad insight into the operation of educational institutions, substantial sales and marketing experience, and extensive international business exposure, particularly in China which is a major growth market for the Company. This experience enables Mr. McGraw to provide the Company with valuable guidance in its business as a global provider of instructional, assessment and reference products and solutions for the education market, and effective leadership in the conduct of its business as a global information services provider serving the financial services and business information markets.

Hilda Ochoa-Brillembourg: As President and Chief Executive Officer of Strategic Investment Group, a group of affiliated investment management firms, a Director of Emerging Markets Investment Corporation and Emerging Markets Management, LLC, and as former Chief Investment Officer of the Pension Investment

Division at the World Bank, Ms. Ochoa-Brillembourg has substantial finance, accounting, financial services and capital markets experience, and broad international business exposure. As a former lecturer at the Universidad Catolica Andres Bello in Venezuela, Vice Chairman, Dean’s Alumni Leadership Council, Harvard Kennedy School of Government, Advisory Board member of the Rockefeller Center for Latin American Studies at Harvard University and board member of The Atlantic Council of the United States and Council on Foreign Relations, Ms. Ochoa-Brillembourg has broad insight into the operation of educational institutions and extensive government regulation and public policy experience. This experience is extremely valuable to the Company in the conduct of its complex global business.

Sir Michael Rake: As Chairman of BT Group plc, one of the largest communications companies in the world, and former Chairman of KPMG International, one of the world’s leading accounting organizations, Sir Michael has substantial finance, accounting, financial services, capital markets, technology and digital products experience, and broad international business exposure. This experience enables Sir Michael to provide the Company with effective leadership in the conduct of its business as a global information services provider serving the financial services, education and business information markets. The positions that Sir Michael has held as Chair of the Commission for Employment and Skills in the UK, as a member of the DTI UK/US Taskforce on Regulation, on the Board of the TransAtlantic Business Dialogue and as a member of the CBI International Advisory Board have given him extensive government regulation and public policy experience which is extremely valuable to the Company in the conduct of its complex global business. As Chairman of the Governors of Wellington College, Sir Michael has broad insight into the operation of educational institutions and is able to provide the Company with valuable guidance in its business as a global provider of instructional, assessment and reference products and solutions for the education market.

Edward B. Rust, Jr.: As Chairman of the Board, President and Chief Executive Officer of State Farm Insurance Companies, as Vice Chairman of Business Roundtable, and as former Chairman of the American Enterprise Institute and Financial Services Roundtable, Mr. Rust has substantial financial services, capital markets, finance, accounting, sales and marketing experience, and extensive government regulation and public policy experience which is extremely valuable to the Company in the conduct of its complex global business. This experience enables Mr. Rust to provide the Company with effective leadership as a global information services provider serving the financial services, education and business information markets. As a Trustee for Illinois Wesleyan University, as a member of the Board of Directors of Americas Promise Alliance and the James B. Hunt Jr. Institute for Educational Leadership, as the Co-Chairman of the Business Coalition for Student Achievement, and as a former member of President George W. Bush’s Transition Advisory Team Committee on Education, Mr. Rust has broad insight into the operation of educational institutions and is able to provide the Company with valuable guidance in its business as a global provider of instructional, assessment and reference products and solutions for the education market.

Kurt L. Schmoke: As Dean of the Howard University School of Law and a former partner at the law firm of Wilmer Cutler & Pickering, Mr. Schmoke has substantial education and legal experience. This experience enables Mr. Schmoke to provide the Company with effective leadership as a global information services provider serving the financial services and business information markets, and as a global provider of instructional, assessment and reference products and solutions for the education market. As a former Mayor of Baltimore, the former State’s Attorney for Baltimore, a member of the Council on Foreign Relations, and a former member of President Jimmy Carter’s domestic policy staff, Mr. Schmoke has extensive government regulation and public policy experience which is extremely valuable to the Company in the conduct of its complex global business.

Sidney Taurel: As former Chairman and Chief Executive Officer of Eli Lilly and Company, a global pharmaceutical company, Mr. Taurel has substantial sales and marketing, financial services, capital markets, finance and accounting experience, and broad international business exposure. This experience enables Mr. Taurel to provide the Company with effective leadership as a global information services provider serving the financial services, education and business information markets. As a former CEO of a global company and as a member of the Board of Overseers of the Columbia Business School, and as a founder of the International School of Indiana, an international school located in Indianapolis, Mr. Taurel provides effective leadership relating to global expansion and innovation and has broad insight into the operation of educational institutions and is able to provide the Company with valuable guidance in its business as a global provider of instructional, assessment and reference products and solutions for the education market. The positions Mr. Taurel has held as a member of The Business Council, the Homeland Security Advisory Council, President George W. Bush’s Export Council, and the Advisory Committee for Trade Policy and Negotiations have given him extensive government regulation and public policy experience which is extremely valuable to the Company in the conduct of its complex global business.

Directors’ Biographies

The following 12 Director nominees are currently serving as Directors of the Company and have been nominated to stand for re-election at the Annual Meeting to serve one-year terms that will expire at the 2012 Annual Meeting. Please see pages 1 through 4 and page 69 of this Proxy Statement for voting information.

Pedro Aspe, age 60, is Co-Chairman of Evercore Partners, Inc., a leading investment bank boutique in the United States, and Chairman of Protego Casa de Bolsa, a broker dealer, and Managing Director of Protego Asesores, an investment banking company, both of which are headquartered in Mexico City. Since 1996 Protego has advised in more than 200 transactions, including private equity placements, mergers and acquisitions, project financing and municipal bonds. In 2006, Protego combined with Evercore Partners, based in New York. Dr. Aspe has been a professor of Economics at ITAM and has held a number of positions with the Mexican government: was founder of INEGI (National Bureau of Statistics); Secretary of the Budget; and Secretary of the Treasury of Mexico. Dr. Aspe is a member of the Visiting Committee of the Department of Economics of MIT and a member of the Board of CIDE. Currently he is a director of The Carnegie Corporation (New York) and of Televisa (Mexico), and sits on the Advisory Board of Marvin & Palmer (Wilmington) and Endeavor (Mexico). Dr. Aspe has served as a Director of the Company since 1996 and is a member of the Financial Policy Committee.

Sir Winfried Bischoff, age 69, has been Chairman of Lloyds Banking Group plc since September 15, 2009. Prior to that he was Chairman of Citigroup, Inc. (“Citi”), a global financial services firm, from December 11, 2007 through February 23, 2009. He served as acting Chief Executive Officer of Citi from November 4, 2007 through December 11, 2007 and Chairman of Citi Europe from 2000 until 2009. Sir Winfried Bischoff was Chairman of Schroders plc, an international investment banking and asset management firm headquartered in Great Britain, from 1995 to 2000. Prior to that, Sir Winfried Bischoff was Chairman of J. Henry Schroder Co. (the London investment bank of Schroders plc) from 1983 to 1995 and Group Chief Executive of Schroders plc from 1984 to 1995. He is a Director of Eli Lilly and Company and Trustee (formerly Chairman) of Career Academies UK and a member of the International Advisory Board of Akbank TAS, Turkey. He was a Director of Land Securities plc and Prudential plc. He was knighted in 2000 for his services to the banking industry. Sir Winfried Bischoff has served as a Director of the Company since 1999 and is Chair of the Financial Policy Committee and a member of the Compensation and Executive Committees.

Douglas N. Daft, age 68, is the retired Chairman of the Board and Chief Executive Officer of The Coca-Cola Company. Mr. Daft joined The Coca-Cola Company in 1969 in its Sydney, Australia office, and subsequently held various positions with the company throughout Asia. Mr. Daft moved to the company’s Atlanta, Georgia headquarters in 1991 to assume responsibility for the company’s Asia and Pacific regions. Later the Middle East and African regions were added. Mr. Daft was appointed President and Chief Operating Officer of the company in 1999 and was elected Chairman and Chief Executive Officer in 2000. He served in those capacities until retiring in May 2004. Mr. Daft is a Director of Wal-Mart Stores, Inc. and Green Mountain Coffee Roasters, Inc. Mr. Daft is an advisory board member of Longreach, Inc., Tisbury Capital and Thomas H. Lee Partners. Mr. Daft is also a member of the European Advisory Council for N.M. Rothschild & Sons Limited; a member of the Board of Governors of Thunderbird School of Global Management, The Garvin School of International Management in Arizona; a Visiting Fellow, Oxford University Business School; Chairman of the Advisory Board for the Churchill Archives Center, Churchill College, Cambridge; a Patron of the American Australian Association; and a Trustee of the Cambridge Foundation. He was a Director of Sistema-Hals. Mr. Daft has served as a Director of the Company since 2003 and is a member of the Audit and Compensation Committees.

William D. Green, age 57, is the Chairman of the Board of Accenture, a global management consulting, technology services and outsourcing company. Mr. Green was Chairman and Chief Executive Officer of Accenture from September 1, 2004 through January 1, 2011. Prior to that, Mr. Green was Accenture’s Chief Operating Officer – Client Services, with overall management responsibility for all of the company’s operating groups. In addition, he served as Group Chief Executive of the Communications & High Tech operating group from 1999 to 2003. He was also Group Chief Executive of the Resources operating group for two years. Earlier in his career, Mr. Green led the Manufacturing industry group and was Managing Director for Accenture’s business in the United States. Mr. Green joined Accenture in 1977 and became a partner in 1986. Mr. Green is a member of Business Roundtable, where he serves as Chairman of its Education, Innovation and Workforce Initiative, and previously served as Chairman of The Springboard Project, an independent commission on workforce issues. He is Co-Chair of the Business Coalition for Student Achievement and is a member of the National Governors Association’s Complete to Compete National Advisory Group. He is also a member of the Business Higher Education Forum, The Business Council and the G100. Mr. Green has served as a Director of the Company since January 19, 2011 and is a member of the Compensation and Nominating and Corporate Governance Committees.

Linda Koch Lorimer, age 59, has been Vice President and Secretary of Yale University since 1995, having returned to Yale as Secretary of the University in 1993. She was President of Randolph-Macon Woman’s College from 1987 to 1993 and was Associate Provost of Yale University from 1983 to 1987. Ms. Lorimer is the former Chairman of the Board of the Association of American Colleges and Universities and also the Women’s College Coalition. She served as Vice Chair of the Center for Creative Leadership. Ms. Lorimer is a Director of Yale-New Haven Hospital and a Trustee of Hollins University. She was a Director of Sprint Nextel, Centel Corporation and First Colony Life Insurance Company. Ms. Lorimer has served as a Director of the Company since 1994 and is a member of the Compensation and Nominating and Corporate Governance Committees. She was the Presiding Director of the Company’s Board of Directors from 2004 to 2009.

Harold McGraw III, age 62, has been Chairman of the Board since 2000 and President and Chief Executive Officer of the Company since 1998. Prior to that, Mr. McGraw had been President and Chief Operating Officer of the Company since 1993. He was Executive Vice President, Operations, of the Company from 1989 to 1993. Prior to that, he was President of the McGraw-Hill Financial Services Company, President of the McGraw-Hill Publications Company, Publisher of Aviation Week & Space Technology magazine and Vice President, Corporate Planning. Before joining the Company in 1980, he held financial positions at the GTE Corporation. Mr. McGraw serves on the Boards of Directors of ConocoPhillips and United Technologies Corporation. Mr. McGraw is the Vice Chairman of the International Chamber of Commerce. He is Chairman of the Emergency Committee for American Trade (ECAT), the US-India Business Council and US Council for International Business and a member of The White House convened US-India CEO Forum. He is a member of The U.S. Trade Representative’s Advisory Committee for Trade Policy and Negotiations (ACTPN) as well as a member of The Business Council. He was Chairman of Business Roundtable from 2006 to 2009 and is currently a member of Business Roundtable’s Executive Committee, chairing the Nominating Committee. He is Chairman of the Committee Encouraging Corporate Philanthropy and serves on the Board of the Council for Economic Education and is on the Board of Trustees of Carnegie Hall as well as the Board of The New York Public Library. He also is a member of the Boards of the National Organization on Disability, The National Academy Foundation, the Asia Society and Hartley House. Mr. McGraw has served as a Director of the Company since 1987 and is Chair of the Executive Committee. (a)

Robert P. McGraw, age 56, has been Chairman and Chief Executive Officer of Averdale Holdings, LLC since 1999. Prior to that, Mr. McGraw was Executive Vice President of the Professional Publishing Group of the Company from 1989 to 1998. He was Executive Vice President of the Healthcare Group from 1987 to 1989, and Group Vice President of that same group from 1985 to 1987. Prior to that, he served in several key positions in the Health Professions Division of the Company: General Manager from 1983 to 1985; Editorial Director from 1982 to 1983; and Editor from 1979 to 1982. He joined the Company in 1976 as a sales representative for McGraw-Hill Higher Education. Mr. McGraw has served as a Director of the Company since 1995 and is a member of the Financial Policy Committee. (a)

Hilda Ochoa-Brillembourg, age 66, is the founder and has been since 1987 the President and Chief Executive Officer of Strategic Investment Group, a group of affiliated investment management firms, and Director of Emerging Markets Investment Corporation and Emerging Markets Management, LLC. From 1976 to 1987, she was Chief Investment Officer of the Pension Investment Division at the World Bank. Prior to joining the World Bank, she served as an independent consultant in the fields of economics and finance, as a lecturer at the Universidad Catolica Andres Bello in Venezuela and as Treasurer of the C.A. Luz Electrica de Venezuela in Caracas. Ms. Ochoa-Brillembourg is a Director of General Mills, Inc., the Fulbright Association, The Atlantic Council of the United States and a lifetime member of The Council on Foreign Relations. She is also Vice Chairman, Dean’s Alumni Leadership Council, Harvard Kennedy School of Government. Ms. Ochoa-Brillembourg is Founding Chair of the Youth Orchestra of the Americas. She is Vice Chairman, Group of 50, of the Carnegie Endowment for International Peace. She is also an Advisory Board member of the Rockefeller Center for Latin American Studies at Harvard University. She is a former Director of the World Bank/International Monetary Fund Credit Union and the Harvard Management Company. Ms. Ochoa-Brillembourg has served as a Director of the Company since 2004 and is a member of the Audit and Financial Policy Committees.

Sir Michael Rake, age 63, has been Chairman of BT Group plc (“BT”), one of the largest communications companies in the world, serving customers in more than 170 countries, since September 2007. Prior to being named Chairman of BT, he was Chairman of KPMG International, one of the world’s leading accounting organizations, with operations in 148 countries and more than 113,000 professionals working in member firms worldwide. After joining KPMG in 1972, he served the company in various capacities in Belgium, Luxembourg, the Middle East and London, and led a number of major global clients’ services teams. He joined the company’s UK Board in 1991, was elected UK Senior Partner in 1998 and named International Chairman in 2002. Sir Michael Rake is the former Chair of the Commission for Employment and Skills in the UK and has been Chairman of easyJet since January 2010. He sits on the Boards of Barclays and the Financial Reporting Council. He is a member of the Board of the TransAtlantic Business Dialogue. Educated at Wellington College, where he is Chairman of the Governors, Sir Michael Rake is qualified as a UK chartered accountant. He was knighted in 2007 for his services to the accounting profession. Sir Michael Rake has served as a Director of the Company since 2007 and is Chair of the Audit Committee and a member of the Executive and Financial Policy Committees.

Edward B. Rust, Jr., age 60, has been since 1987 Chairman of the Board and Chief Executive Officer of State Farm Insurance Companies, the largest insurer of automobiles and homes in the United States. Mr. Rust was also President of State Farm Insurance Companies from 1985 to 1998, and was re-elected President in 2007. Mr. Rust is a Director of Helmerich & Payne, an oil and gas drilling company, and Caterpillar Inc., a manufacturer of construction and mining equipment. Mr. Rust is a Trustee for Illinois Wesleyan University. Additionally Mr. Rust is Vice Chairman of Business Roundtable and was a member of President George W. Bush’s Transition Advisory Team Committee on Education. Mr. Rust has served as a Director of the Company since 2001 and is Chair of the Nominating and Corporate Governance Committee and a member of the Audit, Compensation and Executive Committees. He also serves as the Presiding Director of the Company’s Board of Directors.

Kurt L. Schmoke, age 61, has been the Dean of the Howard University School of Law since 2003. Prior to that, he was a partner at the Washington, D.C. based law firm of Wilmer Cutler & Pickering from 2000 through 2002. Mr. Schmoke served three terms as the Mayor of Baltimore from 1987 until 1999. Mr. Schmoke served as the State’s Attorney for Baltimore City from 1982 until 1987. Mr. Schmoke is a Director of Legg Mason, Inc. He is a Trustee of The Carnegie Corporation of New York and Howard Hughes Medical Institute, a private philanthropic group. Mr. Schmoke is also a member of the Council on Foreign Relations. Mr. Schmoke was named to President Jimmy Carter’s domestic policy staff in 1977. He was a Director of the Baltimore Life Companies and the World Wildlife Fund. Mr. Schmoke has served as a Director of the Company since 2003 and is a member of the Financial Policy and Nominating and Corporate Governance Committees.

Sidney Taurel, age 62, is Chairman Emeritus of Eli Lilly and Company. Prior to that he was Chairman of Eli Lilly and Company from 1999 to December 31, 2008 and Chief Executive Officer from 1999 to March 31, 2008. He was also its President from 1996 through 2005. Mr. Taurel joined Eli Lilly in 1971 and held management positions in the company’s operations in Brazil and Europe before becoming President of Eli Lilly International Corporation in 1986. He was elected a Director of Eli Lilly and Company in 1991, became Executive Vice President in 1993, and President and Chief Operating Officer in 1996. Mr. Taurel is a Director of IBM. He is a member of the Board of Overseers of the Columbia Business School, a member of The Business Council, and a Trustee of the Indianapolis Museum of Art. He is also a Director of BioCrossroads. Mr. Taurel served on President George W. Bush’s Homeland Security Advisory Council from 2002 to 2004, on the President’s Export Council from 2003 to 2007, and the Advisory Committee for Trade Policy and Negotiations from 2007 to 2009. Mr. Taurel has served as a Director of the Company since 1996 and is Chair of the Compensation Committee and a member of the Executive and Nominating and Corporate Governance Committees.

(a) Messrs. Harold McGraw III and Robert P. McGraw are brothers.

Corporate Governance Materials

The following corporate governance materials are available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations: (i) the Company’s Restated Certificate of Incorporation; (ii) the Company’s By-Laws; (iii) the Company’s Corporate Governance Guidelines; (iv) Board Committee Charters for the Company’s Audit, Compensation, Executive, Financial Policy and Nominating and Corporate Governance Committees; (v) the Code of Business Ethics applicable to all Company employees; (vi) the Code of Ethics applicable to the Company’s Chief Executive Officer and Senior Financial Officers; (vii) the Code of Business Conduct and Ethics for Directors applicable to all the Company’s Directors; and (viii) the Audit Committee’s Policy concerning Employee Complaint Procedures Regarding Accounting and Auditing Matters.

Committees of the Board of Directors

The Company has standing Nominating and Corporate Governance, Audit and Compensation Committees. The Chair of each Committee reports to the full Board as appropriate from time to time. Each Committee has a Charter that is reviewed by the Nominating and Corporate Governance Committee on a regular basis. In addition to these three standing Committees, the Board has an Executive Committee and a Financial Policy Committee. A brief description of the Nominating and Corporate Governance, Audit and Compensation Committees follows.

Nominating and Corporate Governance Committee

The functions performed by the Nominating and Corporate Governance Committee include, among other matters:

•	recommending to the Board the general criteria for selection of Director nominees and evaluating possible candidates to serve on the Board;

•	recommending to the Board appropriate compensation to be paid to Directors;

•	determining whether any material relationship between a non-management Director and the Company might exist that would affect that Director’s status as independent;

•	making recommendations, from time to time, to the Board as to matters of corporate governance and periodically monitoring the Board’s performance; and

•	reviewing with the Board emergency succession plans for the Chief Executive Officer in the event of his death or disability.

Additional information about the Nominating and Corporate Governance Committee follows:

•	The Committee has a Charter which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange.

•

The Committee will consider nominees for Director recommended by shareholders. If a shareholder wishes to recommend a candidate for Director, the shareholder should submit a written nomination to the Nominating and Corporate Governance Committee, c/o the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. In general, a shareholder wishing to nominate a Director at an Annual Meeting must deliver written notice of the nomination to the Company’s Secretary no earlier than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. The notice must: (a) set forth the name and address of the nominating shareholder, the number of shares owned by such shareholder, and any other information relating to such shareholder that would be required to be disclosed in a Proxy Statement in connection with a contested election for Directors pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”); (b) set forth all information relating to the Director nominee that would be required to be disclosed in a Proxy Statement in connection with a contested election for Directors pursuant to Section 14 of the Exchange Act (including such person’s consent to being named as a nominee and to serving as a Director if elected), and a description of all compensation and other material relationships between the nominating shareholder and the Director nominee; and (c) include a completed questionnaire, representation and agreement signed by the Director nominee, copies of which may be obtained from the Company’s Secretary. These requirements are more fully described in the Company’s By-Laws. The By-Laws can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

•	The Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. In addition to qualities of intellect,

integrity and judgment, this assessment takes into consideration diversity, background, senior management experience and an understanding of marketing, finance, technology, international business matters, education, government regulation and public policy. The Committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time.

•	The Committee evaluates all nominees for Director based on these criteria, including nominees recommended by shareholders.

•	All nominees for Director included on the Company’s proxy card are currently serving as Directors of the Company.

•	The Committee may retain and terminate search firms to identify Director candidates. The Committee has the sole authority to approve the fees and other retention terms of any such firms.

Processes and Procedures for Determining Director Compensation

The Nominating and Corporate Governance Committee is comprised of five Directors, all of whom meet the independence requirements of the New York Stock Exchange. The Board of Directors appoints the Committee Chair and determines which Directors serve on the Committee.

The Committee is solely responsible for determining all matters concerning compensation for the independent members of the Board. It is not authorized to delegate its authority to determine Director compensation. All compensation recommendations by the Committee are submitted to the full Board for review and approval. Directors who are employees of the Company do not receive any compensation for their Board services.

The Committee has sole authority to directly retain external consultants and to commission surveys or analyses that it determines necessary to fulfill its responsibilities.

Executive officers play no role in determining the amount or form of Director compensation. The Committee annually reviews the competitiveness of the Company’s Director compensation using survey data covering U.S. public companies in the publishing, information and media, and financial industries as well as data on similarly sized U.S. public companies from general industry. During 2010, the Committee engaged Frederic W. Cook & Co. to review this compensation survey data and advise the Committee on changes to Director compensation.

Audit Committee

The Company has an Audit Committee comprised of four Directors that has been established by the Board of Directors for the purpose of overseeing the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Board of Directors appoints the Committee Chair and determines which Directors serve on the Committee. The Audit Committee’s duties include, among other matters, assisting the Board’s oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent Registered Public Accounting Firm; and

•	the performance of the Company’s internal and external auditors.

Additional information about the Audit Committee follows:

•	The Audit Committee Report, found on page 28 of this Proxy Statement, summarizes certain important actions of the Committee taken during the Company’s 2010 fiscal year.

•	The Committee has a Charter which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange. In addition, all current members of the Committee are independent as defined by the following additional SEC independence criteria applicable to Audit Committee members:

•	No Audit Committee member may accept directly or indirectly any consulting, advisory or other compensatory fee from the Company.

•	No Audit Committee member may be an affiliated person of the Company.

•

The Board has determined that all members of the Audit Committee qualify as “financial experts” as defined in the rules of the SEC and the New York Stock Exchange. There is a brief listing of the qualifications of the Committee members in their respective biographies found on pages 16, 18 and 19 of this Proxy Statement. As noted above, the Board has determined that all of the Audit Committee’s “financial experts” are independent of the Company and its management.

Compensation Committee

The Compensation Committee’s duties include, among other matters:

•	establishing an overall total compensation philosophy for the Company;

•	establishing and approving the compensation to be paid to the Company’s senior management;

•	administering the Company’s incentive compensation plans; and

•

establishing performance objectives and approving awards and payments in connection with the Company’s incentive compensation plans to ensure consistency with the Company’s financial and strategic plans and objectives.

Additional information about the Compensation Committee follows:

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange.

•	The Committee has a Charter which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

Processes and Procedures for Determining Executive Compensation

The Compensation Committee is comprised of six Directors, all of whom meet the independence requirements of the New York Stock Exchange. The Board of Directors appoints the Committee Chair and determines the composition of the Committee members.

The Committee is responsible for approving all matters concerning the Company’s total compensation philosophy, including the conducting of periodic reviews of the philosophy to ensure it supports the Committee’s objectives and shareholder interests. The Committee is responsible for administering and interpreting the Key Executive Short-Term Incentive Compensation Plan, the Employee Stock Incentive Plans and all other compensation and benefits plans in which the Company’s senior management participate.

The Committee has sole authority to retain and terminate all external consultants and to commission surveys or analyses that it determines necessary to fulfill its responsibilities. Additionally, the Committee has sole authority to approve the fees of the external consultants. The Committee utilizes the services of Frederic W. Cook & Co. as its external compensation advisor for all matters concerning the Company’s senior management compensation programs. Frederic W. Cook & Co. provides no other executive compensation consulting or other services to the Company or its management. Frederic W. Cook & Co. works in cooperation with Company management on matters that come before the Committee but always in its capacity as the Committee’s independent advisor and representative. The Committee has entered into a consulting agreement with Frederic W. Cook & Co. that specifies the nature and scope of its responsibilities, which include: (1) reviewing Committee agendas and supporting materials in advance of each meeting and raising questions or issues with management and the Committee Chair as appropriate; (2) at the Committee’s instigation, working with management on major proposals in advance of finalization by, and presentation to, the Committee; (3) reviewing drafts of the Company’s Compen-

sation Discussion and Analysis and the Compensation Committee Report and related tables for inclusion in the Company’s Proxy Statement each year; (4) evaluating the chosen compensation peer group and survey data for competitive comparisons; (5) reviewing comparative data on the compensation of the Chief Executive Officer and providing independent analyses and recommendations on the Chief Executive Officer’s compensation to the Committee Chair; and (6) proactively advising the Committee on best practices for Board governance of executive compensation.

The Committee annually reviews and approves the corporate goals and objectives for the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, establishes the Chief Executive Officer’s total compensation and refers its recommendations to the independent Directors of the Board of Directors for ratification.

The Committee annually reviews and approves the individual compensation actions for the direct reports to the Chief Executive Officer and for approximately 25 other senior executives. Below this level, the Committee approves the overall design of the total executive compensation program and delegates the discretion to approve individual compensation decisions to the Chief Executive Officer. The other named executive officers recommend compensation actions for the senior executives in their organizations and these compensation actions are then approved by the Chief Executive Officer.

During 2010, Frederic W. Cook & Co. was also engaged by the Nominating and Corporate Governance Committee to advise on compensation paid to the non-employee Directors. In this capacity, Frederic W. Cook & Co. works solely for the Board and provides no services to management.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis found on pages 31 through 43 of this Proxy Statement, and based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

The foregoing report has been furnished on behalf of the Board of Directors by the members of its Compensation Committee.

Sidney Taurel (Chairman)

Sir Winfried Bischoff

Douglas N. Daft

William D. Green

Linda Koch Lorimer

Edward B. Rust, Jr.

Membership and Meetings of the Board and Its Committees

In 2010, no Director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board and the Committees on which he or she served. Current Committee membership and the number of meetings of the full Board and each Committee held during 2010 are shown in the table below.

	Board	Audit	Compensation	Executive	Financial Policy	Nominating & Corporate Governance
Pedro Aspe	Member				Member
Sir Winfried Bischoff	Member		Member	Member	Chair
Douglas N. Daft	Member	Member	Member
William D. Green*	Member		Member			Member
Linda Koch Lorimer	Member		Member			Member
Harold McGraw III	Chair			Chair
Robert P. McGraw	Member				Member
Hilda Ochoa-Brillembourg	Member	Member			Member
Sir Michael Rake	Member	Chair		Member	Member
Edward B. Rust, Jr.	Member	Member	Member	Member		Chair
Kurt L. Schmoke	Member				Member	Member
Sidney Taurel	Member		Chair	Member		Member
Number of 2010 Meetings	7	9	5	0	6	8

*	Mr. William D. Green was elected a Director of the Company on January 19, 2011, and thus did not attend any Board or Committee meetings of the Company in 2010.

In 2010, the non-management Directors met in executive sessions twice without any member of management present. Mr. Robert P. McGraw, who is not an independent Director as defined in the rules of the New York Stock Exchange due to his familial relationship with Mr. Harold McGraw III, the Company’s Chairman, President and Chief Executive Officer, was not present at one of these non-management Director executive sessions.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

Director and Officer Indemnification and Insurance

Each Director and certain of our executive officers have entered into an indemnification agreement with the Company which provides indemnification for judgments and amounts paid in settlement and related expenses to the fullest extent permitted under the applicable provisions of the New York Business Corporation Law (“NYBCL”). This indemnification will be reduced to the extent that a Director or executive officer is indemnified by the Company’s Directors’ and Officers’ liability insurance.

The Company has for many years had an insurance program in place that provides Directors’ and Officers’ liability insurance coverage. The Company’s current insurance coverage was purchased for the period May 15, 2010 to May 15, 2011 for a premium of approximately $2,900,000. This insurance is provided by a consortium of carriers, which includes: National Union Fire Insurance Company of Pittsburgh, PA; Federal Insurance Co.; Great American Insurance Co.; Scottsdale Indemnity Company; AXIS Insurance Company; St. Paul Mercury Insurance Co.; and Arch Insurance Co. This program also includes additional capacity dedicated to providing excess coverage for Directors and certain of our executive officers when the Company cannot indemnify them. The additional capacity is provided by: RLI Insurance Company; Continental Casualty Company; and Carolina Casualty Insurance Company.

The Company also maintains a fiduciary liability insurance program that covers Directors and employees who serve as fiduciaries for our employee benefit plans. This coverage, subject to a number of standard exclusions and certain deductibles, indemnifies the Directors and employees from alleged breaches of fiduciary or administrative duties, as defined in the Employee Retirement Income Security Act of 1974 or similar laws or regulations outside the United States. The Company’s current fiduciary liability coverage was purchased for the period May 15, 2010 to May 15, 2011 for a premium of approximately $300,000 and is provided by the following consortium of carriers: National Union Fire Insurance Company of Pittsburgh, PA; Arch Insurance Co.; and XL Specialty Insurance Company.

The Company’s By-Laws provide for indemnification of Directors and officers to the fullest extent permitted by the NYBCL. Consistent with these By-Laws, the Company has advanced counsel fees and other reasonable fees and expenses incurred by the Directors and officers named in a putative derivative action, Teamsters Allied Benefit Funds v. Harold McGraw III, et al described in Footnote 13 - Commitments and Contingencies in the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2011. The amount of legal expenses advanced by the Company as of January 31, 2011 for the named individuals (Harold McGraw III, James Ross, Linda Koch Lorimer, Sidney Taurel, Edward B. Rust, Jr., Sir Winfried Bischoff, Robert P. McGraw, Douglas N. Daft, Kurt L. Schmoke, Pedro Aspe, Hilda Ochoa-Brillembourg, Sir Michael Rake, Robert J. Bahash, David Stafford, Emmanuel Korakis and Kenneth Vittor) aggregated approximately $410,106. Each of the individuals is required in accordance with the requirements of the NYBCL to execute an undertaking to repay such expenses if they are finally found not to be entitled to indemnification under the Company’s By-Laws and the NYBCL. The Company has as of January 31, 2011 received reimbursement from its insurance carriers in the amount of $121,215, after allocating a portion of the expenses to the Company’s self-insured retention.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. All of the members of the Committee are independent Directors in accordance with the listing standards of the New York Stock Exchange. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Board has adopted a written Charter for the Audit Committee.

In this context, the Committee has met and held discussions with management and the Company’s independent Registered Public Accounting Firm. Management represented to the Committee that it is responsible for the financial reporting process, including the system of internal controls, for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Company’s internal controls over financial reporting. The Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent Registered Public Accounting Firm, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also discussed with management the process used to support the certifications required by the Sarbanes-Oxley Act of 2002 and to support management’s annual report on the Company’s internal controls over financial reporting. The Committee discussed with the independent Registered Public Accounting Firm matters required to be discussed by Statement on Auditing Standards No. 61 as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board (PCAOB), other standards of the PCAOB, rules of the Securities and Exchange Commission, and other applicable regulations.

In addition, the Committee has reviewed and discussed with the Company’s independent Registered Public Accounting Firm the firm’s independence from the Company and its management. The Audit Committee received from the independent Registered Public Accounting Firm the written disclosures and the letter regarding its independence as required by the PCAOB’s applicable requirements.

The Committee has also considered whether the provision of services by the Company’s independent Registered Public Accounting Firm, Ernst & Young LLP, not related to the audit of the financial statements referred to above, is compatible with maintaining Ernst & Young LLP’s independence.

The Committee discussed with the Company’s internal auditors and independent Registered Public Accounting Firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and independent Registered Public Accounting Firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder ratification, the selection of Ernst & Young LLP as the Company’s independent Registered Public Accounting Firm for 2011.

Sir Michael Rake (Chairman)
Douglas N. Daft
Hilda Ochoa-Brillembourg
Edward B. Rust, Jr.

Transactions With Related Persons

Under SEC rules, we are required to disclose material transactions with the Company in which “related persons” have a direct or indirect material interest. Related persons include any Director, nominee for Director, executive officer of the Company, any immediate family members of such persons, and any persons known by the Company to be beneficial owners of more than five percent of the Company’s voting securities. The term “transaction” is broadly defined under SEC rules to include any financial transaction, arrangement or relationship, including any indebtedness transaction or guarantee of indebtedness.

Based on information available to us and provided to us by our Directors and executive officers and other than the Aircraft Time Sharing Agreement referred to below, we do not believe that there were any such material transactions in effect since January 1, 2010, or any such material transactions proposed to be entered into during 2011.

As noted on pages 43 and 47 of this Proxy Statement, for security reasons, Mr. Harold McGraw III is required to use Company provided aircraft for all air travel. When using Company provided aircraft for personal travel, Mr. McGraw is required to reimburse the Company for the equivalent of first class commercial airfare for himself and for each passenger traveling with him. Mr. McGraw and the Company have entered into an Aircraft Time Sharing Agreement, dated as of September 15, 2004, which provides for such reimbursement. The Compensation Committee and the Nominating and Corporate Governance Committee of the Company’s Board of Directors have approved this arrangement. Effective January 1, 2009, the Company amended its aircraft reimbursement policy in order to limit the cost of personal travel to the Company. Under this policy, if the incremental cost of personal travel to the Company exceeds $200,000 in any calendar year (excluding, for this purpose, the cost of travel to Board meetings of third party companies), in lieu of reimbursement equivalent to first class commercial airfare, Mr. McGraw is required to reimburse the Company for the full incremental cost of such travel. During 2010, Mr. McGraw made payments to the Company of $78,948 under this Agreement.

The Company’s Board of Directors has adopted a written policy that requires the Board’s Nominating and Corporate Governance Committee to review and approve any related party transactions. At each calendar year’s first regularly scheduled meeting of the Nominating and Corporate Governance Committee, management is required to present to the Committee specific information with respect to any such transaction expected to be entered into or continued during that calendar year. After reviewing this information, the Committee will approve such transaction only if the following two conditions are met: (1) the transaction must be in the best interests (or not inconsistent with the best interests) of the Company and its shareholders; and (2) the transaction must be entered into by the Company on terms that are comparable to those that would be obtained in an arm’s-length transaction with an unrelated third party. If any additional related party transactions are proposed to be entered into subsequent to the Committee’s first calendar year meeting, management is required to present such transactions to the Committee for approval or ratification at a subsequent meeting of the Committee.

EXECUTIVE COMPENSATION

This section contains information on various aspects of compensation of the Company’s executives. In particular, it contains information regarding the cash and equity compensation of the “named executive officers”. The named executive officers of the Company include the Chief Executive Officer (“CEO”), Mr. Harold McGraw III, and the Chief Financial Officer (“CFO”), Mr. Robert J. Bahash, who served in such capacity through December 5, 2010. Effective December 6, 2010, Mr. Bahash was appointed President of McGraw-Hill Education, a division of the Company, and Mr. Jack F. Callahan, Jr. was appointed Chief Financial Officer of the Company. Mr. Callahan served in that capacity from December 6, 2010 through the end of the Company’s last completed fiscal year, which ended on December 31, 2010. The named executive officers also include the Company’s three most highly compensated executive officers other than the CEO and CFO who were serving as executive officers on December 31, 2010.

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors oversees our compensation program for senior executives and administers certain aspects of the program. Information about the Compensation Committee and its members can be found on pages 15 through 17, 19, 20, 24 and 25 of this Proxy Statement.

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program, the basis for the compensation paid to our named executive officers for 2010 and approved compensation opportunities for 2011.

What Are Our Main Compensation Objectives?

The main objectives of our executive compensation program are:

•	To enable us to hire and retain high-caliber executive talent;

•	To provide appropriate incentives for both business and individual performance;

•	To ensure that our executive incentive programs encourage prudent, but not excessive, risk-taking;

•	To build value for shareholders by linking a significant portion of compensation to long-term Company performance; and

•	To encourage the acquisition of a significant ownership stake in the Company.

What Are the Core Principles and Practices We Use to Implement Our Executive Compensation Program?

We use the following core principles and practices to set the pay of our named executive officers:

•

Our Compensation Committee reviews competitive market data and individual and corporate performance results in setting the target compensation opportunity level for our CEO. A similar process is used in formulating the recommendations to the Compensation Committee for the compensation opportunity levels for the other named executive officers.

•

Our Compensation Committee uses an independent external compensation adviser, Frederic W. Cook & Co., which reports directly to the Committee in overseeing our executive compensation program and in setting the compensation level for the CEO. Frederic W. Cook & Co. reviews materials developed for each Committee meeting, provides comments to the Chair, and regularly attends Committee meetings. Frederic W. Cook & Co. conducts studies of compensation issues of concern to the Committee as requested, provides independent analysis and recommendations for CEO compensation to the Committee without the foreknowledge of the CEO and is permitted to work with management on behalf of the Committee on the development of materials for Committee meetings. Frederic W. Cook & Co. provides no services to management and provides an annual letter to the Committee affirming its independence. As discussed below, management is annually provided with market compensation data by Towers Watson.

•	For each of our named executive officers other than the CEO, we use a “pool approach” for funding the annual cash incentive awards. This pool approach is discussed below.

•	We align the performance measures and goals that drive our incentive plans to the key strategic measures that we believe drive long-term value creation for our shareholders.

•

We use both objective and subjective measures of performance in setting compensation levels. We use net income and revenue as the objective performance measures for funding the corporate annual incentive pool, and we use earnings per share as the objective performance measure for determining the achievement and payment of the long-term performance share unit awards. The subjective measures that we used for 2010 to determine the individual payments for the annual incentive awards are discussed below.

•	We strive to make the incentive compensation paid to our named executive officers deductible under Section 162(m) of the Internal Revenue Code.

•	We consider shareholder dilution and accounting expense in determining the amount and type of equity awards.

•

We do not offer individual employment agreements to the named executive officers and, except for a frozen legacy supplemental retirement program covering our present CEO and the President of McGraw-Hill Education, we do not provide special retirement arrangements for our named executive officers.

•	We encourage and monitor equity ownership by management, and we have adopted formal senior executive share ownership guidelines.

•	We have a Senior Executive Pay Recovery Policy that applies to payments of incentive compensation made under the Company’s annual and long-term incentive plans.

What Are the Elements of Our Executive Compensation Program?

Our executive compensation program for our named executive officers consists of the following elements:

•	Base salary;

•	Annual cash incentives under our Key Executive Short-Term Incentive Compensation Plan;

•	Stock-based long-term incentives (performance share units and stock options) under our 2002 Stock Incentive Plan;

•	Retirement and other post-employment benefits under our tax-qualified and non-qualified retirement plans and our Senior Executive Severance Plan;

•	Health and welfare benefits under our group benefit plans and supplemental death and disability plans; and

•	Limited perquisites and other fringe benefits.

In December 2010, Robert J. Bahash moved from the position of CFO to become President of McGraw-Hill Education, and Jack F. Callahan, Jr. joined us as CFO. As described below, in order to recruit Mr. Callahan to the position of CFO, we offered a competitive base salary and short and long-term incentive package, as well as a cash sign-on bonus and a grant of restricted stock subject to four-year vesting to offset compensation he forfeited with his change in employment.

How Do We Use Market Data in Setting Compensation Levels?

For named executive officers other than the CEO, we review the range of market compensation bounded by the 25th to the 75th percentiles for the companies in the compensation surveys described below. For the CEO, our Compensation Committee reviews a composite of the market data prepared by Frederic W. Cook & Co. In either case, the review is conducted to provide information about the general market practice for these positions. In general, we design our executive compensation program to pay median levels of compensation for target levels of achievement, to pay below median for achievement below target, and to pay above median compensation for significantly higher levels of achievement versus target goals.

We review compensation market data in setting base salaries and long-term and short-term incentive opportunities for our named executive officers. However, we do not limit or increase individual incentive payments based solely on these broad compensation market data reference points.

For purposes of setting the compensation of the named executive officers, a review was made of the 2010 Towers Watson Media Industry Executive Survey, in which the Company participates. This survey contains information on base salaries, annual incentives, and equity awards within the publishing, information, and media industries. For 2010, Towers Watson provided regression-based compensation information based on data reported by 48 companies participating in the Media Industry Executive Survey, which takes company size into account, for positions comparable to those of our named executive officers. The survey data provided to us by Towers Watson does not identify the specific companies that reported this compensation information.

Additionally, for purposes of setting the compensation of our CEO, CFO and Chief Legal Officer (CLO) Towers Watson annually provides management and Frederic W. Cook & Co. with compensation data from publicly reported proxy statements for comparable executives in the companies included in the S&P 500 Financial Services Sector. The data is used by the Compensation Committee and management to evaluate the competitiveness of the total compensation opportunity for the named executive officers referenced above. With regard to the CEO, Frederic W. Cook & Co. uses the data from the Towers Watson Media Industry Executive Survey and the proxy data for companies in the S&P 500 Financial Services Sector to determine a market composite for developing recommendations for the CEO’s total compensation opportunities for consideration by the Committee. We believe that the addition of compensation information for the S&P 500 Financial Services Sector as a reference point in determining compensation for our CEO, CFO and CLO is appropriate given that the S&P business operations are a part of the financial services industry. While we do not directly compare to all of the companies included in the S&P 500 Financial Services Sector, we believe that the aggregate compensation data for the Sector is appropriate to take into account in determining compensation levels for these positions. For 2010, the S&P 500 Financial Services Sector comprised the following 80 companies:

ACE Limited	KeyCorp
AFLAC Inc	Kimco Realty Corp
Allstate Corp	Legg Mason, Inc
American Express Co	Leucadia National Corp (NY)
American Intl Group Inc	Lincoln National Corp
Ameriprise Financial Inc	Loews Corp
Aon Corp	M&T Bank Corp
Apartment Investment & Mgmt	Marsh & McLennan Companies
Assurant Inc	Marshall & Ilsley Corp (WI)
AvalonBay Communities Inc	Metlife Inc
BB&T Corp	Moody’s Corp
Bank of America Corp	Morgan Stanley
Berkshire Hathaway B	NYSE Euronext
Boston Properties Inc	Nasdaq OMX Group/The
CB Richard Ellis Group Inc A	Northern Trust Corp (IL)
Capital One Financial	PNC Finl Services Group
Chicago Mercantile Exchange	People’s United Financial Inc
Chubb Corp	Plum Creek Timber Co
Cincinnati Financial Corp	Principal Financial Group
Citigroup, Inc	Progressive Corp
Comerica Inc (MI)	Prologis
Discover Financial Services	Prudential Financial Inc
E*TRADE Financial Corp	Public Storage
Equity Residential	Regions Financial Corp
Federated Investors Inc B	SLM Corp
Fifth Third Bancorp (OH)	Schwab, Charles Corp
First Horizon National Corp	Simon Property Group
Franklin Resources Inc	State Street Corp
Genworth Financial Inc	SunTrust Banks Inc (GA)
Goldman Sachs Group Inc	T Rowe Price Group Inc
HCP Inc	The Bank of New York Mellon Corp
Hartford Finl Services Group	Torchmark Corp
Health Care REIT Inc	Travelers Cos Inc
Host Hotels & Resorts Inc	US Bancorp
Hudson City Bancorp	Unum Group
Huntington Bancshares (OH)	Ventas Inc
IntercontinentalExchange	Vornado Realty Trust
Invesco Ltd	Wells Fargo & Co
JP Morgan Chase & Co	XL Group Plc
Janus Capital Group Inc	Zions Bancorp (UT)

How Do We Link Our Executives’ Compensation to Our Performance?

A significant portion of the compensation paid to our named executive officers is based on achievement of financial performance goals. Approximately 80% of our CEO’s total 2010 target compensation opportunity was variable with the payment or value of the awards subject to the achievement of revenue and net income goals for the cash bonus opportunity, as well as evaluations of performance on personal goals set for the year; achievement of a one-year earnings per share goal for the performance share unit award; and, in the case of stock option grants, future increases in the Company’s stock price. Of the 80% variable compensation opportunity, 21% was cash-based while 79% was equity-based.

The other named executive officers also had a large part of their 2010 total compensation opportunity subject to the achievement of revenue and net income goals, which affect the funding of the annual incentive pool from which their bonuses are allocated, and earnings per share goals for a portion of long-term incentive awards. The remaining portion of the long-term incentive awards consisted of stock option grants, which are aligned with the Company’s stock price performance. We believe that this incentive design provides strong motivation to focus on creating long-term value for our shareholders and reinforces the importance of individual performance and contributions to Company performance. Our decision to grant base salary increases and long-term incentive awards and to determine the amount of annual incentive payouts also are based on the subjective evaluation of individual performance.

What Actions Did We Take to Address Risk in Our Executive Compensation Program?

In 2009, the Compensation Committee engaged the compensation consulting firm of Towers Watson to conduct a risk assessment of the Company’s compensation program applicable to corporate and business segment employees, including Standard & Poor’s. Towers Watson concluded that the Company’s executive compensation program does not encourage participants to take inappropriate risks and the Compensation Committee concurred in these findings.

For 2010, the Committee established performance metrics that focused on revenue, profit, and earnings growth, and established goal and payment schedules for each metric that were designed to provide a balance to motivate the achievement of the established goals without the need for inappropriate or excessive risk taking by providing a range of payment opportunities for achievement both below and above the target goals established for short and long-term incentives.

Additionally, during 2010 the Committee reviewed and assessed plan design and performance metrics and goals for the annual incentive plans within the Company’s Standard & Poor’s business unit to ensure that changes under development for those plans did not encourage inappropriate or excessive risk taking.

How Do We Consider Individual Performance for Our Named Executive Officers?

The Compensation Committee and the other independent members of the full Board review the Company performance objectives and personal goals for the CEO at the beginning of the year. At year end, the Committee members evaluate the CEO’s performance, achievements, and contributions and make decisions concerning the CEO’s base salary, target annual incentive and long-term incentive awards for the upcoming year. The Committee Chairman reviews these decisions with the other independent members of the full Board and solicits their input and approval for the CEO’s compensation recommendations. The Committee Chairman then reports these decisions to the CEO along with feedback about the assessments of his performance during the year.

For all employees except the CEO, we use a global Performance Management Program that measures performance against individual qualitative and quantitative goals, behaviors and competencies. The performance evaluations are then used along with other considerations, such as compensation survey data, the merit budget increase guidelines, and the consideration of an individual’s potential contributions by the manager, to determine base salary changes, annual incentive payments, and the amount of long-term incentive awards. We do not use specific corporate performance targets in assessing individual performance for the named executive officers. Those employees with lower performance evaluations are not eligible for compensation increases or annual incentive payments unless and until performance improves to meet their manager’s expectations.

For the other named executive officers, the CEO reviews and assesses their accomplishments and achievements, and formulates a performance evaluation. As described below, the CEO makes annual recommendations to the Compensation Committee regarding the base salary and the annual and long-term incentives awarded to the other named executive officers and, in connection with his recommendations, he discusses his evaluation of each executive’s individual performance.

What Individual Performance Did We Consider for 2010?

At the beginning of 2010, the independent members of the Board established the CEO’s personal goals which focused on the Company’s reputation, business portfolio, digitization, global strategy, and strengthening senior executive leadership talent. In establishing the CEO’s 2011 base salary, target annual incentive opportunity, long-term incentive award, and his 2010 annual incentive payment, the Compensation Committee considered the performance of the CEO against these objectives, together with the Company’s 2010 financial performance.

With respect to the other named executive officers (with the exception of Mr. Callahan, who commenced employment in December 2010), the CEO determined that each of the named executive officers performed at a very high level of achievement during 2010. The CEO’s assessment of the executives’ performance was taken into account in formulating compensation actions for setting their 2011 base salaries and long-term incentive awards and, together with considerations of the Company’s 2010 financial performance and available corporate annual incentive pool funding, in determining their annual incentive payments for 2010.

How Do We Determine Base Salaries?

The base salaries of our named executive officers are reviewed on an annual basis against compensation market data as described above. For our named executive officers other than the CEO, increases to base salary are based on the CEO’s assessment of the executives’ individual performance evaluated under our Performance Management Program each year and the guidelines established for merit increases for corporate employees for the year. Our Compensation Committee independently evaluates the performance of the CEO and establishes the CEO’s base salary so that, together with his target annual incentive opportunity and stock-based long-term incentive awards, his total annual target compensation is competitive against composite median market data for the publishing, information, media and financial services industries.

The base salary increases for our CEO and our other named executive officers are effective on January 1 of each year. The Compensation Committee reports its base salary recommendation for the CEO, if any, to the independent members of the Board of Directors in executive session each December. Base salary increases for our other named executive officers are recommended annually by the CEO and are reviewed and approved by the Compensation Committee.

For 2011, the merit budget for corporate employees was set at 3.0% of the prior year’s base salaries based on competitive survey forecasts. The Committee determined that, based on the CEO’s 2010 accomplishments, leadership of the Company, and his salary versus the composite market data, he would receive a 3.0% salary increase for 2011. The increases for the other named executive officers ranged between 3.0% and 4.1% based on individual performance evaluations and recommendations by the CEO. A higher increase was awarded to Mr. Vittor for his seasoned legal expertise and guidance to the Company on a variety of complex legal matters in 2010. Mr. Murphy did not receive a 2011 merit increase as a result of his normal retirement from the Company effective on March 1, 2011.

In setting Mr. Callahan’s starting base salary, the amount was determined based on his key strategic role within the Company and an assessment of what was necessary, together with the other components of his compensation, so he would accept the position with the Company.

How Do We Determine Annual Incentive Funding?

For Named Executive Officers Other Than the CEO. As noted above, our annual incentive plan has an incentive pool design applicable to the named executive officers and other corporate employees, except for the CEO. The amount of our target annual incentive pool is approved at the start of each year by the Compensation Committee. The target incentive pool is adjusted for changes in participant headcount and increased by the weighted average merit budget increase percentage approved for the Company. The actual funding of the pool is determined following year-end by the Compensation Committee based on the achievement of approved performance goals, which were revenue and net income for 2010. Each named executive officer’s annual incentive payment is recommended to the Compensation Committee by the CEO, after review of the individual’s payment history, the funding of the pool and evaluations of the individual’s performance for the year and contributions to Company performance.

For the CEO. The CEO position is not included in the corporate annual incentive pool. Instead, the Compensation Committee establishes a target annual incentive opportunity that, together with his base salary and long-term incentive grants, is set to be generally competitive with composite median market levels reflecting information from media industry and financial services companies and input from Frederic W. Cook & Co. For 2011, the Committee increased the CEO’s target annual incentive opportunity by 3.0% to $1,288,980 to align it with the market data for CEO annual incentive target opportunities for the media and financial services sectors.

How Was the Annual Incentive Performance Goal Established for 2010?

For the 2010 performance year, the Committee used a combination of net income (weighted 75%) and revenue (weighted 25%) goals for funding the incentive pool with the goals for both metrics based on growth over the prior year. These metrics were selected to create a stronger emphasis on behaviors driving overall growth of the Company, especially in regard to revenue from non-U.S. sources and digitization.

For the net income performance goal, the Committee established a funding schedule with a 0% funding threshold for 0% growth; 100% funding for 10% growth; and 200% funding for 15% growth. The funding between 0% and 200% was based on a linear goal schedule between 0% and 15% growth. Adjusted non-GAAP net income for 2009 upon which the growth goals were calculated was $742.2 million.

Key Executive Short-Term Incentive

Compensation Plan

2010 Net Income Goal & Funding Schedule

Net Income	Funding
0%	0%
10%	100%
15%	200%

For the revenue performance goal, the Committee established a funding schedule with a 0% funding threshold for 0% growth above 2009 revenue of $5.95 billion; 100% funding for 5.7% growth; and 200% funding for 8.6% growth. The funding between 0% and 200% was based on a linear schedule between 0% and 8.6% growth.

Key Executive Short-Term Incentive

Compensation Plan

2010 Revenue Goal & Funding Schedule

Revenue	Funding
0%	0%
5.7%	100%
8.6%	200%

In early 2010, the Committee established definitions of net income and revenue to be used for determining the achievement of the net income and revenue performance goals established for incentive compensation purposes. For purposes of the 2010 performance year, net income and revenue as reported on the Consolidated Statement of Income in the Company’s Annual Report may be adjusted to exclude the following items: (1) discontinued operations, (2) extraordinary items and any other unusual or non-recurring items, including restructuring, (3) the impact in the current year (as well as the cumulative effect) of changes in Accounting Principles when any such change was not reflected in the base year net income and revenue, (4) any non-recurring impact resulting from any non-budgeted acquisition or divestiture, (5) the effects of changes in federal corporate tax rates, and (6) any other item of gain or loss determined by the Committee. Under these definitions, the Committee may exclude identified items from the calculation of net income and revenue if such items represent non-recurring items that do not have an effect on our ongoing operations.

The 2010 reported GAAP net income of $828.1 million was adjusted by the Committee to exclude: (1) the $4.7 million post-tax gain realized on the divestitures at CRISIL and MHE, (2) the $9.9 million post-tax loss on subleases in our New York facilities, and (3) the $6.7 million post-tax restructuring charges within the Information and Media segment.

The 2010 reported revenue of $6.17 billion was not adjusted by the Committee for purposes of determining incentive compensation achievement.

The 2010 adjusted non-GAAP net income of $840.0 million resulted in growth of 13.2% over 2009 and funded the 2010 target incentive pool at the 163.4% payout level. The reported 2010 revenue growth of 3.6% over 2009 funded the 2010 target incentive pool at the 63.7% payment level. The resulting blended 2010 incentive pool funded at 138.5% of the target level.

How Were Actual 2010 Annual Incentives Determined?

Individual annual incentive payments for named executive officers, other than the CEO, are recommended to the Compensation Committee by the CEO based primarily on his consideration of their individual performance for the year and the funding of the corporate annual incentive pool. As mentioned above, the corporate annual incentive pool funded at 138.5% of target for 2010.

The Committee determined Mr. McGraw’s 2010 annual incentive payment would be $1,735,000. This decision was based on the Committee’s review of Mr. McGraw’s demonstrated 2010 performance and leadership and the achievement of the Company’s strong financial performance for 2010.

The amounts for the other named executive officers are reflected in the Summary Compensation Table on page 44 of this Proxy Statement and were determined by Mr. McGraw based on the size of the incentive pool, historical bonus payments and individual 2010 performance and contributions.

How Is the Annual Incentive Performance Goal Established for 2011?

For the 2011 performance year, the Committee determined that the performance metric used under the corporate annual incentive plan would continue to be a combination of net income (weighted 75%) and revenue (weighted 25%) with the goals for both metrics based on growth over 2010. These performance metrics are intended to strengthen the emphasis on behaviors driving overall growth of the Company, especially in regard to revenue from non-U.S. sources and digitization.

For the net income performance goal, the Committee established a funding schedule with a 0% funding threshold for 0% growth; 100% funding for 5.1% growth; and 200% funding for 10.0% growth. Adjusted non-GAAP net income for 2010 upon which the growth goals will be calculated is $840.0 million.

Key Executive Short-Term Incentive

Compensation Plan

2011 Net Income Goal & Funding Schedule

Net Income Growth	Funding
0%	0%
5.1%	100%
10.0%	200%

For the revenue performance goal, the Committee established a funding schedule with a 0% funding threshold for 0% growth above the reported 2010 revenue of $6.17 billion; 100% funding for 7.8% growth; and 200% funding for 11.7% growth.

Key Executive Short-Term Incentive

Compensation Plan

2011 Revenue Goal & Funding Schedule

Revenue Growth	Funding
0%	0%
7.8%	100%
11.7%	200%

How Do We Determine the Amount and Type of Our Long-Term Stock-Based Incentives?

Long-term equity incentives for our named executive officers consist of annual awards of performance share units and stock options. These awards promote alignment of executives’ interests with growth in stock price, share ownership and, in the case of performance share unit awards, provide additional performance incentives based on achievement of earnings per share growth goal determined by the Compensation Committee.

Each year from 2006 through 2010, the Committee has approved dollar-denominated stock incentive award pools that are allocated to corporate and the business segments for purposes of awarding long-term incentives to executives and other participants.

For 2010, the Committee determined that each of the named executive officers, with the exception of Mr. Teschner, would receive the same number of performance share units and stock options as they received in 2009. Mr. Teschner received a 5.0% increase in his 2010 long-term incentive grant value to recognize his significant individual contributions in 2009.

In connection with the recruitment of Mr. Callahan, the Company awarded him a grant of 16,407 shares of restricted stock to provide compensation in lieu of long-term incentives he forfeited as a result of his terminating employment from his prior employer. This award will vest over four years. Mr. Callahan will also receive two cash payments each in the amount of $400,000 in 2012 and 2013 in lieu of long-term equity awards. These payments were designed as a bridge to the payment of the 2011 performance share unit award that, if achieved, will pay out in 2014 and are intended to provide competitive compensation to Mr. Callahan during these two years when he will not be eligible for any long-term incentive compensation payments.

The 2010 stock award mix guidelines, which are based on grant-date values, were as follows:

	Stock Options	Performance Share Units
CEO	67%	33%
Other Named Executive Officers	50%	50%

For 2011, the Committee decided to change the grant-date value mix for the CEO to 50% stock options and 50% performance share units to shift more of his long-term incentive opportunity to goal-based performance share unit awards and to set his grant mix in line with that of the other named executive officers. The Committee believes the 50%/50% mix of the value of the CEO’s long-term incentive award provides a strong balance of stock price growth and goal-based incentives.

How Was the 2010 Performance Share Unit Award Designed?

For purposes of the design of the 2010 performance share unit award in early 2010, the Committee considered the business environ-

ment and the continuing difficulties in attempting to forecast earnings growth beyond a one-year time horizon. As a result, the Committee determined that the 2010 performance share unit award would have a one-year performance period covering 2010 to determine the achievement of the goals and, following that, a two-year restriction period for any earned share units that will cover 2011 and 2012. The earned shares will be paid to participants who are actively employed by the Company on the December 31, 2012 maturity date of the award, as well as to participants who retired or became disabled during the two-year restriction period.

The Committee established a payment schedule with a 0% payment threshold for 0% growth over 2009’s adjusted non-GAAP EPS of $2.37; 100% payment for 10% growth; and 200% payment for 15% growth. The funding between 0% and 200% payments was based on a linear schedule between 0% and 15% growth.

2010 PSU Award Goal & Payment Schedule

EPS Growth	Payment
0%	0%
10%	100%
15%	200%

Following the completion of the 2010 performance period, deferred dividend equivalents will be credited to the earned shares over the additional two-year restriction period covering 2011 and 2012. These deferred dividend equivalents will be paid to participants in cash following the maturity date of the award on December 31, 2012.

In early 2010, the Committee established a definition of earnings per share to be used for determining the achievement of earnings per share for incentive compensation purposes. For purposes of the 2010 performance year, earnings per share as shown on the Consolidated Statement of Income in the Company’s Annual Report may be adjusted to exclude the following items if such items do not have an effect on our ongoing operations: (1) charges for discontinued operations, (2) charges for extraordinary items and any other unusual or non-recurring items of loss or expense, including restructuring charges, (3) the impact in the current year (as well as the cumulative effect) of changes in Accounting Principles when any such change was not reflected in the base year earnings per share, (4) any one-time charge, or dilution caused by, seasonal impact or other factors resulting from any non-budgeted acquisition or divestiture, and (5) the effects of changes in federal corporate tax rates. The Committee, in its sole discretion, reserves the right to exclude from the computation of EPS all or any part of any item of extraordinary, unusual, non-recurring or special gain or income (but not any item of loss or expense), that the Committee considers appropriate to so exclude.

Under this definition, the 2010 reported GAAP earnings per share of $2.65 was adjusted by the Committee to exclude the following non-recurring items: (1) the $0.015 post-tax gain realized on the divestitures at CRISIL and MHE, (2) the $0.032 post-tax loss on subleases in our New York facilities and (3) the $0.022 post-tax restructuring charges within the Information and Media segment. This resulted in an adjusted 2010 non-GAAP earnings per share of $2.69 for incentive compensation purposes that resulted in 13.5% growth over 2009 and funded payments at 171.2% of target.

Additionally, the 2010 adjusted non-GAAP EPS was used to determine the achievement of the 2008 Restricted Performance Share Award that had a performance goal covering the years 2008, 2009 and 2010. However, the three year cumulative compound EPS growth for this period did not achieve the minimum growth goal established by the Committee for payment purposes, and the shares originally granted under this Award in 2008 were forfeited by the participants and returned to the Company.

How Is the 2011 Performance Share Unit Award Being Designed?

For purposes of the design of the 2011 performance share unit award, the Committee considered the current business environment and future business outlook and determined that it would continue to use the same earnings per share performance metric used for 2010. The Committee set a three-year earnings per share growth goal for the 2011 Award covering 2011,

2012 and 2013.

The Committee established a three-year payment schedule with 0% payment for 0% cumulative compound growth over the 2010 adjusted non-GAAP EPS of $2.69; 100% payment for 7.36% growth; and 200% payment for 11.07% growth.

2011 PSU Award Goal & Payment Schedule

Cumulative Compound EPS Growth	Payment
0%	0%
7.36%	100%
11.07%	200%

How Are Our Stock Option Grants Designed?

Stock options are granted annually and provide the right to purchase shares of our common stock at the grant date fair market value of the shares. Stock options are intended to directly link the executive’s compensation to long-term value creation for shareholders. Stock options have a ten-year term and vest in equal annual installments over a two-year period. The exercise price of stock options is set at the closing price of the Company’s stock on the date of grant (this will be April 1, 2011 for the 2011 stock option awards).

How Are the Number of Shares to be Granted as Stock-Based Incentive Awards Determined?

In December 2010, the Committee determined that the CEO and the other named executive officers would receive the same number of shares for 2011 that they received in 2010 unless the closing stock price on April 1, 2011 is above the 2008 stock grant price of $38.67, in which case, the 2011 share awards for the named executive officers will be reduced to reflect the higher stock price.

In the case of Mr. Callahan, who commenced employment with the Company in December 2010, the Committee determined that he would receive a 2011 Performance Share Unit Award with a grant value of $500,000 and a 2011 stock option grant with a grant value of $500,000. These amounts were determined by considering the long-term incentive competitive market data for the CFO position for the publishing, media, information and financial services industries and the long-term incentive grant values for the other named executive officers. Mr. Murphy, who retired from the Company effective on March 1, 2011, will not receive any incentive awards for 2011.

What Impact Do the Accounting Rules Have on the Type of Equity Awards We Make?

We consider the impact of FASB ASC Topic 718 (formerly SFAS 123(R)) on the type and mix of our equity awards. Under this accounting standard, performance share unit awards are recorded using fixed award date accounting, and the expense associated with the awards may be reversed if they are not earned in accordance with the performance goals established for each award. Further, our increased use of performance share unit awards and reduced stock option grants results in lower dilution levels.

How Do We Determine the Timing of Our Equity Grants?

Under our annual equity grant procedures, we set the first business day of April each year as the award date for equity awards to all our executives, including the named executive officers. This award date was selected to align with the common base salary increase review date used by the Company for all employee base salary increases, except those made to the approximately top 25 senior executives on January 1 of each year whose pay decisions are made by the Committee each December. Given the large number of employees receiving stock-based awards, it was determined that adopting a universal, annual award date following the Company’s employee performance review process would enable us to complete the employee performance reviews, communicate to employees, and use a common stock grant price and award date common to all participants.

How Does Our Senior Executive Pay Recovery Policy Work?

In the event of a material recalculation or redetermination of the performance criteria used to determine the annual and long-term incentive payments to our senior executives, this Policy provides for the recovery of all or a portion of these payments to the extent of any overpayment. The Policy applies to any payments made within two years following the expiration of the relevant performance period. We will review the design of our Policy in light of the requirements under the Dodd-Frank Act and will make any necessary changes to be in compliance with those requirements.

How Does IRC Section 162(m) Affect Our Executives’ Compensation and Why?

Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to each named executive officer that may be deducted by the Company to $1 million in any year, unless the compensation qualifies as “performance-based.” Our annual cash bonuses and long-term incentive compensation are intended to meet the requirements for performance-based compensation and be fully deductible. However, we do not have a policy requiring that all compensation be deductible. In 2010, approximately $434,000 of the compensation paid to the CEO was not deductible by the Company. It was composed primarily of the portion of the CEO’s base salary above $1 million, as well as imputed income on Company-provided perquisites, and dividend equivalents that were paid under the 2008 Restricted Performance Share Award that matured on December 31, 2010. This 2008 award was the last long-term incentive award granted by the Company that paid dividend equivalents on unearned restricted performance shares. None of the other named executive officers earned non-deductible compensation in 2010.

How Do We Encourage a Significant Ownership Stake in the Company?

We are committed to ensuring that our executive officers have a significant ownership stake to strengthen the alignment of our executives’ interests with those of our shareholders.

The Company has formal stock ownership guidelines for senior executives that range from an ownership guideline of five times base salary for the CEO to three times base salary for the other named executive officers. These guideline ownership levels were selected to be aligned with competitive information on executive stock ownership guidelines. Further, the ownership guidelines will be reduced by one-half for executives covered by these guidelines beginning at age 62. This reduction is intended to permit individuals to begin an orderly process of stock sales to provide for diversification as the executives covered by these guidelines get closer to the Company’s normal retirement age of 65. Until the guideline ownership levels are attained, senior executives must retain 100% of net profit shares realized from the exercise of stock options, the payment of performance share unit awards, and the vesting of any restricted stock awards. Upon attainment of the guideline ownership levels, senior executives must continue to retain 50% of any future net profit shares acquired from stock option exercises for six months. Further, the CEO and his direct reports who are under the purview of the Committee are subject to this six-month holding period following voluntary termination of employment, including retirement.

At the close of 2010, our named executive officers owned shares of our common stock valued at the following multiples of the named executive officer’s base salary:

Stock Ownership for Named Executive Officers

Name	Direct Ownership	Value at $36.41 on 12/31/2010	Multiple of Base Salary
H. McGraw III	1,883,657	$68,583,951	49.3
R. Bahash	419,749	$15,283,061	15.7
D. Murphy	60,211	$2,192,283	3.2
C. Teschner (1)	0	—	—
K. Vittor	132,971	$4,841,474	8.3
J. Callahan (1)	0	—	—

(1)	Messrs. Teschner and Callahan are relatively new to the Company and will begin showing increased ownership in future years.

What Retirement and Other Benefits Do We Pay to Our Executives Following Their Termination of Employment and Why?

In connection with their retirement or other termination of employment, the named executive officers will generally be eligible to receive benefits under our savings and retirement plans and, depending on the circumstances of an executive’s termination, severance benefits. These post-termination benefits are described beginning on page 52 of this Proxy Statement. As described on page 54 of this Proxy Statement, we have a frozen legacy supplemental retirement program covering our present CEO and our former CFO and now President of McGraw-Hill Education.

As discussed below, annual incentives under our Key Executive Short-Term Incentive Compensation Plan and stock options awarded under our 2002 Stock Incentive Plan have a “single trigger” that accelerates vesting and/or payment on the occurrence of a defined change-in-control, without requiring the executive’s employment to be terminated. In the case of the short-term incentive awards, the payment will be based on the average of the three prior year’s payments. In the case of performance share unit awards, the earnings per share goals will be deemed to be fully achieved at target upon a change-in-control that occurs during a performance period under the award. The outstanding long-term incentive awards would then be paid pro rata, with the balance of the award remaining subject to the original schedule for vesting and payment.

In the case of annual incentive payments and performance share unit awards, we have adopted this approach because it would be impractical, and potentially unfair, following a change-in-control, to continue to measure Company performance based on performance goals that were initially set for a separate, independent enterprise. In the case of stock options, the purpose of accelerated vesting on a change-in-control is to put employee option holders in the same position as our shareholders in enabling them to capture market value appreciation through the date of the change-in-control on unvested equity awards.

As indicated above, none of our named executive officers is a party to an employment agreement. Our severance arrangements with the named executive officers are governed by our Senior Executive Severance Plan, which was originally adopted by our Board of Directors in the late 1980s and is part of a human resources program that has been in place for many years. Our Senior Executive Severance Plan is designed to promote employee loyalty, to provide employees with security and reasonable compensation upon an involuntary termination of employment, and to ensure the continued commitment of employees in the event of a potential or actual change-in-control. The Compensation Committee does not take into account the benefits offered under our Senior Executive Severance Plan in setting compensation for our named executive officers.

Generally, the Senior Executive Severance Plan provides for base salary and benefits continuation in the event of a Company-initiated termination (including a “constructive” termination). In general, the severance benefit is service-based, in that longer tenured executives receive larger payment amounts in the event of termination. The maximum benefit is payable under the Senior Executive Severance Plan for all participants, regardless of their years of service, if they terminate employment under specified circumstances following a change-in-control. In addition, following a change-in-control, severance amounts are increased to include the executive’s annual target bonus. The Compensation Committee continues to believe that the level of severance benefits payable under the Senior Executive Severance Plan is appropriate, and has been advised by Frederic W. Cook & Co. that it is consistent with market levels for public companies generally.

Certain payments that would be provided to our named executive officers in connection with a change-in-control may be classified as “excess parachute payments” under Section 280G of the Internal Revenue Code and may not be deductible as compensation by the Company. In addition, Section 4999 of the Internal Revenue Code imposes an excise tax on executives that receive an excess parachute payment equal to 20% of such amount. The excise tax is not reimbursed or “grossed up” by the Company. Instead, as discussed on page 59 of this Proxy Statement, in certain circumstances, we may “cut back” the amount of severance benefits payable under our Senior Executive Severance Plans if they would not be deductible by the Company under Section 280G.

What Health and Welfare Benefits Do We Provide to Our Executives and Why?

The Company provides a uniform healthcare benefits program for all domestic U.S. employees, including the named executive officers, to provide financial security for employees and their families. The employee healthcare contributions are differentiated by salary levels, with the higher-paid employees required to make larger contributions for their healthcare coverage. We provide no supplemental executive healthcare benefits other than a Company-paid annual physical examination for the named executive officers and 56 other senior executives. Additionally, 150 executives participate in the Management Supplemental Death and Disability Benefits Plan, which provides a death benefit equal to two times base salary and a supplemental long-term disability benefit equal to 50% of the executive’s monthly earnings, as defined in the Plan, less other Company paid benefits and Social Security benefit payments.

What Perquisites and Other Fringe Benefits Do We Provide to Our Executives and Why?

We provide the following perquisites, which we believe are reasonable and competitive, to the named executive officers to enable them to conduct Company business more effectively and to allow greater focus on the demands of their positions:

•	Use of a parking garage in our headquarters building;

•	Tax counseling and tax return preparation expense reimbursement; and

•	Annual reimbursement for a health club membership.

We do not gross-up income recognized by the named executive officers as a result of receiving the above perquisites.

Additionally, pursuant to a third-party security study undertaken for the Company, the CEO is required by the Company to use Company-provided aircraft for all air travel. When using Company provided aircraft for personal travel, the CEO and any passengers traveling with him are required to reimburse the Company for the equivalent of first class commercial airfare. Furthermore, as described on pages 29 and 47 of this Proxy Statement, we adopted an aircraft reimbursement policy in 2009 to limit the cost of personal travel to the Company by requiring reimbursement of the incremental cost to the Company in excess of $200,000 in any year. The CEO is also provided a Company car and security personnel. We believe these security costs are legitimate business expenses, but we recognize that they convey a personal benefit. As such, the incremental cost to the Company for providing them is reported in the Summary Compensation Table on page 44 of this Proxy Statement.

Summary Compensation Table

The following table contains information concerning compensation paid or accrued to the named executive officers for services rendered in all capacities to the Company in 2010, 2009 and 2008:

Name and Principal Position	Year		Salary ($)	Bonus ($) (1)		Stock Awards ($) (2)		Option Awards ($) (3)		Non-Equity Incentive Plan Compensation ($) (4)		Change in Pension Value ($) (5)		All Other Compensation ($)		Total ($)
H. McGraw III	2010		$1,390,500			$1,430,906		$3,256,040		$1,735,000		$1,162,242		$617,228		$9,591,916
Chairman, President	2009		$1,390,500			$924,060		$1,854,583		$1,261,000		$1,263,018		$475,174		$7,168,335
and Chief Executive Officer	2008		$1,350,000			$1,165,726		$3,155,705		$0		$1,668,946		$630,827		$7,971,204
R. J. Bahash (6)	2010		$975,000			$728,198		$816,148		$840,000		$394,765		$169,763		$3,923,874
Former Executive Vice President and Chief Financial Officer	2009 2008	$ $	946,600 919,000		$ $	470,260 593,246	$ $	464,863 790,998	$ $	700,000 0	$ $	783,283 1,063,433	$ $	149,980 194,488	$ $	3,514,986 3,561,165
D. L. Murphy	2010		$680,400			$436,812		$489,590		$590,000		$233,974		$118,024		$2,548,800
Executive Vice President,	2009		$663,800			$282,087		$278,862		$500,000		$196,044		$107,897		$2,028,690
Human Resources	2008		$644,500			$355,861		$474,503		$0		$98,609		$136,735		$1,710,208
C. L. Teschner, Jr.	2010		$656,250			$386,652		$433,355		$518,000		$52,167		$130,889		$2,177,313
Executive Vice President,	2009		$485,600			$637,809		$235,079		$440,000		$0		$555,002		$2,353,490
Global Strategy
K. M. Vittor	2010		$585,800			$397,260		$445,215		$414,000		$279,285		$92,316		$2,213,876
Executive Vice President	2009		$571,500			$256,545		$253,587		$350,000		$232,796		$84,877		$1,749,305
and General Counsel	2008		$554,800			$323,639		$431,496		$0		$132,131		$102,030		$1,544,096
J. F. Callahan, Jr. (7)	2010		$53,852	$200,000		$—		$—		$—		$—		$—		$253,852
Executive Vice
President and Chief Financial Officer

(1)	This amount reflects the signing bonus paid to Mr. Callahan upon his employment with the Company.
(2)	The amount reported in this column includes Long-Term Incentive Restricted Performance Share (“RPS”) and performance share unit (“PSUs”) awards granted under the Company’s 2002 Stock Incentive Plan. Additionally, the 2009 stock awards for Mr. Teschner include Restricted Stock. These dollar amounts represent the value at the grant date based on the probable outcome of the performance conditions under the awards. To calculate the fair value of the awards, the market price on the date of grant is used in accordance with the FASB ASC Topic 718, Stock Compensation, as disclosed in Footnote 8 to the 2010 Consolidated Financial Statements, which appears in the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2011. The probable outcome under the 2008 awards was estimated at 75% of target when granted and the awards will payout at 0% of target as we did not achieve the three-year minimum growth goal established by the Compensation Committee. The probable outcome under the 2009 awards was estimated at 100% of target when granted and will pay out at 116.74% of target subject to vesting requirements. The probable outcome under the 2010 awards was estimated at 100% of target when granted and the awards are currently estimated to pay out at 171.2% of target subject to vesting requirements. The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. These awards are further described on pages 38 through 40 of this Proxy Statement.
(3)	The amount reported in this column includes stock options granted under the Company’s 2002 Stock Incentive Plan. The assumptions used to calculate the stock option awards value were in accordance with FASB ASC Topic 718, Stock Compensation, as disclosed in Footnote 8 to the 2010 Consolidated Financial Statements, which appears in the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2011. The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. This Plan is further described on pages 38, 40, 45, 46 and 49 through 51 of this Proxy Statement.
(4)	The amounts reported in this column include payments of incentive awards made for the applicable year under the Key Executive Short-Term Incentive Compensation Plan.
(5)	The amounts reported in this column include benefits under: the Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (SERP), which is described on page 54 of this Proxy Statement; the Employee Retirement Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries (ERP), which is described on page 53 of this Proxy Statement; and The McGraw-Hill Companies, Inc. Employee Retirement Plan Supplement (ERPS), which is described on pages 53 and 54 of this Proxy Statement.
(6)	Mr. Bahash served as Executive Vice President and Chief Financial Officer of the Company through December 5, 2010. He was appointed President of McGraw-Hill Education effective December 6, 2010.
(7)	Mr. Callahan was appointed Executive Vice President and Chief Financial Officer of the Company effective December 6, 2010.

Grants of Plan-Based Awards Table

The following table includes each grant of an award made to the named executive officers in 2010 under any equity-based and non-equity incentive plan of the Company:

Name	Grant Date	Date Approved by Compensation Committee	Target Payout Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards (a)		All Other Option Awards: Number of Securities Underlying Options (#) (b)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards (c)
					Target (#)	Maximum (#)
H. McGraw III	4/1/2010	12/5/2009			40,194	80,388			$1,430,906
	4/1/2010	12/5/2009	$1,251,450	(d)			323,662	$35.60	$3,256,040

R. J. Bahash	4/1/2010	12/5/2009			20,455	40,910			$728,198
	4/1/2010	12/5/2009		(e)			81,128	$35.60	$816,148

D. L. Murphy	4/1/2010	12/5/2009			12,270	24,540			$436,812
	4/1/2010	12/5/2009		(e)			48,667	$35.60	$489,590

C. L. Teschner, Jr.	4/1/2010	12/5/2009			10,861	21,722			$386,652
	4/1/2010	12/5/2009		(e)			43,077	$35.60	$433,355

K. M. Vittor	4/1/2010	12/5/2009			11,159	22,318			$397,260
	4/1/2010	12/5/2009		(e)			44,256	$35.60	$445,215

J. F. Callahan, Jr. (f)	—	—	—		—	—	—	—	—

(a)	Reflects performance share units issued under the Company’s 2002 Stock Incentive Plan, which are discussed on pages 38 through 40 of this Proxy Statement.

(b)	Represents stock option awards issued under the Company’s 2002 Stock Incentive Plan.

(c)	Grant date fair value of unit and option awards is computed in accordance with FASB ASC Topic 718 (formerly SFAS 123 (R)). The fair value disclosed in this column for performance share units represents the total fair value of those awards at the target payout.

(d)	Represents annual incentive awards under our Key Executive Short-Term Incentive Compensation Plan for Mr. McGraw which can be earned up to a maximum of 200% as determined by the Committee.

(e)	The awards under the Key Executive Short-Term Incentive Compensation Plan are pool based for the other named executive officers, and they do not have individual targets or maximum amounts.

(f)	Mr. Callahan’s employment with the Company commenced on December 6, 2010, and thus he did not receive any equity-based awards in 2010.

Additional Information Concerning the Summary Compensation Table and

Grants of Plan-Based Awards Table

The following disclosures supplement the information provided in the Summary Compensation Table found on page 44 of this Proxy Statement and the Grants of Plan-Based Awards Table found on page 45 of this Proxy Statement.

Stock Awards Column. The amounts shown in the Stock Awards column of the Summary Compensation Table represent the amount of the grant date fair value of the performance-based Long-Term Incentive Performance Awards granted under the 2002 Stock Incentive Plan. Under this Plan, the 2008 award vests at the end of a three-year award cycle, with payment ranging up to a maximum of 200% of the shares awarded based on the achievement of cumulative compound diluted earnings per share growth goals established by the Compensation Committee of the Board of Directors at the beginning of the award cycle. The award is subject to forfeiture if the minimum performance goal is not attained or if a named executive officer’s employment is terminated for certain reasons before the shares become vested. During the award cycle, the named executive officers receive dividends on and have the right to vote the awarded shares. Since the cumulative compound earnings per share growth for the 2008-2010 award cycle did not meet the minimum target established by the Compensation Committee at the beginning of the cycle, the 2008 award was forfeited. New grants were made in 2009 and 2010 covering the 2009-2011 and 2010-2012 cycles with performance based on a one-year EPS goal with a two-year vesting period, with a payment ranging up to a maximum of 150% for the 2009 awards and 200% for the 2010 awards. The maximum values for the 2008, 2009 and 2010 awards are as follows:

Name	2010	2009	2008(a)
H. McGraw III	$2,861,813	$1,386,090	$3,108,604
R. J. Bahash	$1,456,396	$705,391	$1,581,990
D. L. Murphy	$873,624	$423,131	$948,962
C. L. Teschner, Jr.	$773,303	$756,716	$—
K. M. Vittor	$794,521	$384,818	$863,037
J. F. Callahan Jr.(b)	$—	$—	$—

(a)	The 2008 award was forfeited as we did not achieve the three-year minimum growth goal established by the Compensation Committee.
(b)	Mr. Callahan’s employment with the Company commenced on December 6, 2010, and thus he did not receive any equity-based awards for these years.

In the event of a change-in-control of the Company, as discussed on pages 58 through 63 of this Proxy Statement, all of the financial goals are deemed to have been satisfied and the named executive officers would receive the target amount no later than the normal maturity date of the award. In addition, dividend equivalent payments equal to the dividend paid on the Company’s common stock were paid in cash for the 2008 awards. Under the 2009 and 2010 awards, the dividends will be accrued during the second and third year of the cycle based on the units earned and paid in cash at the time the award is paid.

Option Awards Column. The amounts shown in the Option Awards column of the Summary Compensation Table represent the amount of the grant date fair value of stock options granted pursuant to the Company’s 2002 Stock Incentive Plan. Under this Plan, these grants were for non-qualified stock options, one-half of which vest on the first anniversary of the grant and the remaining one-half on the second anniversary of the grant. In the event of a change-in-control of the Company, as discussed on pages 58 through 63 of this Proxy Statement, the options become fully vested. Stock options provide the named executive officers with the right to purchase shares of the Company’s common stock at its market value on the date of the grant. Each stock option grant has a ten-year maximum term.

Non-Equity Incentive Plan Compensation Column. The amounts shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table represent the cash awards paid under the Company’s Key Executive Short-Term Incentive Compensation Plan. Under this Plan, annual incentives are payable for the achievement of annual financial performance goals established by the Compensation Committee and for individual performance and contribution. The corporate performance goal is based on revenue and net income goals.

The earned incentive pool amounts are based on actual performance versus the performance goals established for minimum, target and maximum pool achievement. Under these goals, target achievement results in 100% pool funding, the maximum pool funding is 200% of the target incentive pool, and below target achievement may range down to zero pool funding. Based on the Company’s 2010 revenue and adjusted net income, the corporate pool funded at 138.5%.

All Other Compensation Column. The amounts shown in the All Other Compensation column of the Summary Compensation Table for 2010 include the items described below.

•

The Company made contributions under the 401(k) Savings and Profit Sharing Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries and The McGraw-Hill Companies, Inc. 401(k) Savings and Profit Sharing Plan Supplement as follows:

Name	401(k) Savings and Profit Sharing Plan	401(k) Savings and Profit Sharing Plan Supplement
H. McGraw III	$20,605	$273,754
R. J. Bahash	$20,605	$149,158
D. L. Murphy	$20,605	$97,419
C. L. Teschner, Jr.	$20,605	$110,284
K. M. Vittor	$20,605	$71,711
J. F. Callahan, Jr.*	$—	$—

*	Mr. Callahan’s employment with the Company commenced on December 6, 2010, and thus he did not participate in these Plans.

•

Pursuant to a third-party security study undertaken for the Company, Mr. McGraw is required to use Company provided aircraft for all air travel. When using Company provided aircraft for personal travel, Mr. McGraw is required to reimburse the Company for the equivalent of first class commercial airfare for himself and for each passenger traveling with him. In addition, effective January 1, 2009, the Company amended its aircraft reimbursement policy in order to limit the cost of personal travel to the Company. Under this policy, if the incremental cost of personal travel to the Company exceeds $200,000 in any calendar year (excluding, for this purpose, the cost of travel to Board meetings of third party companies as noted below), in lieu of reimbursement equivalent to first class commercial airfare, Mr. McGraw is required to reimburse the Company for the full incremental cost of such travel. Mr. McGraw made payments to the Company of $78,948 for use of the Company provided aircraft for personal travel during 2010. Additionally, Mr. McGraw serves on the Boards of Directors of ConocoPhillips and United Technologies Corporation and is required to reimburse the Company for the equivalent of first class commercial airfare when traveling to Board meetings of these companies. The amount shown for Mr. McGraw includes the aggregate incremental cost to the Company of $85,917 for travel to these Board meetings and $199,200 for all other personal travel. The aggregate incremental cost to the Company was determined by multiplying the total variable costs incurred by the Company in operating the aircraft by a fraction, the numerator of which was the total number of personal miles flown by Mr. McGraw in 2010 and the denominator of which was the total number of miles flown by the aircraft in 2010. This amount was then reduced by the amount of Mr. McGraw’s reimbursement for travel in 2010. The variable costs associated with operating the aircraft include fuel costs, travel expenses of the flight crew, landing fees, airport taxes and similar assessments, in-flight food and beverage costs, landing and ground handling fees and hourly-based maintenance costs. The aggregate incremental cost to the Company does not include fixed costs that would be incurred regardless of Mr. McGraw’s personal use of the aircraft (e.g., aircraft purchase costs, insurance premiums, calendar-based maintenance costs and flight crew salaries).

•

The amount for Mr. McGraw includes the aggregate incremental cost to the Company associated with Mr. McGraw’s personal use of Company cars. The aggregate incremental cost to the Company was determined by multiplying the fuel and depreciation costs incurred by the Company in operating its Company owned cars by a fraction, the numerator of which was the total number of personal miles driven by Mr. McGraw in 2010 and the denominator of which was the total number of miles that Company owned cars were driven in 2010. The aggregate incremental cost to the Company does not include fixed costs that would be incurred regardless of Mr. McGraw’s personal use of Company owned cars (e.g., insurance premiums and driver salaries).

•	The amount for Mr. McGraw includes financial counseling and tax return preparation paid for by the Company and expenses associated with security coverage on personal trips.

•

The amount reported for Mr. McGraw reflects the incremental cost to the Company for sleeping quarters located in the Company’s headquarters when he is required to stay in New York for business purposes.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning unexercised options, stock that has not vested, and equity incentive plan awards outstanding on December 31, 2010 for each of the named executive officers:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b)
H. McGraw III	204,000				$38.2200	3/31/2014
	334,600				$43.2500	3/31/2015
	242,118	(c)			$47.8200	4/1/2011
	298,410	(c)			$47.8200	3/31/2013
	277,637	(c)			$56.4300	3/31/2012
	167,004	(c)			$56.4300	3/31/2014
	196,058				$57.8100	4/2/2016
	191,670				$62.3400	4/1/2017
	323,662				$38.6700	3/31/2018
	161,831		161,831	(d)	$22.9900	3/31/2019
			323,662	(e)	$35.6000	3/31/2020
							115,734	$4,213,897

R. J. Bahash	77,916	(c)			$45.1400	4/1/2011
	41,346	(c)			$45.1400	3/31/2013
	87,406	(c)			$45.1400	3/31/2012
	93,890				$43.2500	3/31/2015
	42,149	(c)			$50.8100	3/31/2013
	50,051	(c)			$50.8100	3/31/2014
	46,990				$57.8100	4/2/2016
	47,237				$62.3400	4/1/2017
	81,128				$38.6700	3/31/2018
	40,564		40,564	(d)	$22.9900	3/31/2019
			81,128	(e)	$35.6000	3/31/2020
							58,898	$2,144,480

D. L. Murphy	60,000				$30.9300	7/31/2012
	24,035				$28.1200	3/31/2013
	66,600				$38.2200	3/31/2014
	54,612				$43.2500	3/31/2015
	11,749	(c)			$48.2800	3/31/2013
	17,799	(c)			$55.8400	3/31/2013
	29,003				$57.8100	4/2/2016
	28,607				$62.3400	4/1/2017
	48,667				$38.6700	3/31/2018
	24,333		24,334	(f)	$22.9900	3/31/2019
			48,667	(f)	$35.6000	3/31/2020
							35,330	$1,286,374

C. L. Teschner, Jr.	20,513		20,513	(d)	$22.9900	3/31/2019
			43,077	(e)	$35.6000	3/31/2020
							48,069	$1,750,179

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b)
K. M. Vittor	25,048	(c)			$34.3900	4/1/2011
	35,000				$38.2200	3/31/2014
	26,890	(c)			$37.3800	3/31/2012
	28,478	(c)			$37.3800	3/31/2013
	57,400				$43.2500	3/31/2015
	31,332	(c)			$43.3400	3/31/2012
	27,552	(c)			$43.3400	3/31/2013
	32,912	(c)			$43.3400	3/31/2014
	26,395				$57.8100	4/2/2016
	26,033				$62.3400	4/1/2017
	44,256				$38.6700	3/31/2018
	22,128		22,128	(d)	$22.9900	3/31/2019
			44,256	(e)	$35.6000	3/31/2020
							32,131	$1,169,898

J. F. Callahan, Jr. (g)	—		—		—	—	—	—

(a)	Represents performance share unit awards under the 2009 award which performance cycle ended on December 31, 2009 with achievement of 116.74% and the 2010 award which performance cycle ended on December 31, 2010 with achievement of 171.2%. With respect to Mr. Teschner, this amount includes a time-based restricted stock award which will vest on April 1, 2012.

(b)	Value based on closing price on December 31, 2010 of $36.41 at actual payout levels for the 2009 and 2010 awards.

(c)	Reflects Restoration Stock Options, which were granted under a feature that was eliminated under the Stock Incentive Plan in March 2006.

(d)	Options will vest on April 1, 2011.

(e)	Options will vest 50% on April 1, 2011 and the remaining 50% on April 1, 2012.

(f)	Options vested upon Mr. Murphy’s retirement from the Company, effective March 1, 2011.

(g)	Mr. Callahan’s employment with the Company commenced on December 6, 2010, and thus he did not receive any equity awards in 2010.

Option Exercises and Stock Vested in 2010

No stock options were exercised and no stock awards vested for the named executive officers in 2010. The 2007 Restricted Performance Share awards, which matured in December 2009 and would otherwise have vested in March 2010, were forfeited due to the failure to achieve the minimum performance goal under the awards.

PENSION BENEFITS

Pension Benefits Table

The following table contains information with respect to each Plan of the Company that provides for payments or other benefits to the named executive officers at, following, or in connection with retirement:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (a)
H. McGraw III	SERP	31	$6,790,098
	ERP	31	748,366
	ERPS	31	4,106,958

	Total		$11,645,422

R. J. Bahash	SERP	36	$5,198,720
	ERP	36	788,110
	ERPS	36	2,191,434

	Total		$8,178,264

D. L. Murphy	ERP	8	$202,094
	ERPS	8	842,768

	Total		$1,044,862

C. L. Teschner, Jr.	ERP	2	$12,652
	ERPS	2	39,515

	Total		$52,167

K. M. Vittor	ERP	28	$579,922
	ERPS	28	1,065,124

	Total		$1,645,046

J. F. Callahan, Jr. (b)	ERP	0	$0
	ERPS	0	0

	Total		$0

(a)	The benefit amounts shown in the Table are actuarial present values of the benefits accumulated through December 31, 2010, as described below. The actuarial present value is calculated by estimating the expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at an assumed discount rate of 5.40%, would be sufficient on an average basis to provide the estimated future payments based on the benefit currently accrued. The assumed retirement age for each named executive officer is the earliest age at which the executive could retire without any benefit reduction due to age. The actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age.

(b)	Mr. Callahan was not eligible for participation in either the ERP or the ERPS as of December 31, 2010.

The named executive officers are entitled to retirement benefits under two defined benefit Plans of the Company: the Employee Retirement Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries (generally referred to as the “ERP”) and The McGraw-Hill Companies, Inc. Employee Retirement Plan Supplement (generally referred to as the “ERP Supplement” or “ERPS”). In addition, Messrs. Harold McGraw III and Robert J. Bahash participate in the Senior Executive Supplemental Death, Disability and Retirement Benefits Plan (the “SERP”). Information regarding each of these Plans follows.

Employee Retirement Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries (ERP)

The Company sponsors a qualified defined benefit pension Plan to provide retirement benefits to eligible U.S. based employees of the Company. The Plan pays benefits at retirement to participants who terminate or retire from the Company after meeting the eligibility requirements for a benefit. The retirement benefit is based on a percentage of a participant’s total Plan compensation during such participant’s employment with the Company (this is called a career pay formula).

A Plan participant’s annual benefit accrual under the ERP is calculated as 1% of Plan compensation. The Plan compensation includes the participant’s base salary and short-term incentive award. Because this is a qualified Plan, the Plan compensation is restricted by the compensation limit imposed by the Internal Revenue Code. In 2010, this compensation limit was $245,000. The retirement benefit payable from this Plan is the sum of each year’s annual benefit accrual. This amount is available unreduced at the earlier of the Plan’s normal retirement age of 65 or age 62 if a participant has 10 years of service with the Company. If a participant has attained age 55 with 10 years of service with the Company, an early retirement benefit is available. The benefit is reduced by 4% per year for each year of payment prior to age 62 to reflect the earlier payments. Mr. Vittor is currently eligible for an early retirement benefit and Messrs. McGraw and Bahash are eligible for an unreduced benefit under the terms of the ERP.

Participants can choose from among several optional forms of annuity payments under the ERP. A participant receives the highest monthly payment under a single life annuity, while the other payment forms result in a lower monthly benefit generally because payment may be made to a surviving joint annuitant or beneficiary following the participant’s death.

The present value estimates shown in the Pension Benefits Table assume payment of the named executive officers’ accumulated benefits under the ERP, based on pay and service earned through December 31, 2010, in the form of a single life annuity commencing on the earliest date the benefits are available unreduced (age 65 in the case of Messrs. Murphy, Teschner and Callahan and age 62 in the case of the other named executive officers). The values assume a discount rate of 5.40% and a mortality assumption based on the 2011 IRS prescribed mortality table.

The McGraw-Hill Companies, Inc. Employee Retirement Plan Supplement (ERPS)

The Company also maintains a non-qualified pension Plan. This Plan is intended to help attract and retain the executive workforce by providing benefits incremental to those permitted under the qualified Plan.

The ERPS is designed to restore retirement benefits that cannot be paid from the ERP due to Internal Revenue Code limits. The benefit provided under the ERPS will effectively equal the difference between the benefit that would have been earned under the ERP, without regard to any pay or benefit limits, and the actual benefit payable from the ERP.

All Plan participants of the ERP are potentially eligible for the ERPS, including each of the named executive officers, provided their ERP benefits are limited by the Internal Revenue Code limits. In general, a participant’s annual accrual under the ERPS is determined based on 1% of the Plan compensation under the ERP in excess of the Internal Revenue Code compensation limit for that year ($245,000 in 2010). The retirement benefit payable under the ERPS is the sum of each year’s annual benefit accrual. ERPS payments commence one year following termination of employment or, if later, age 65 or age 62 with 10 years of service with the Company.

The present value estimates shown in the Pension Benefits Table for accumulated benefits under the ERPS are determined using the same payment, interest rate and mortality assumptions as were used to estimate the values shown for the ERP.

Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (SERP)

In an effort to attract, retain and reward certain key executives, the Company implemented the SERP for its most senior executives. This Plan was subsequently closed to new entrants and “frozen” as of January 1, 2010. Currently, the only named executive officers entitled to benefits under this Plan are Messrs. Harold McGraw III and Robert J. Bahash.

Mr. Bahash has attained age 65, and effective January 1, 2010, he ceased to accrue further benefits under the terms of the SERP. (He will continue to accrue benefits under the Company’s qualified and supplemental pension Plans as long as he remains an active eligible employee.) In addition, the normal retirement benefit payable to Mr. McGraw under the SERP was “frozen” effective January 1, 2010, and will be calculated on the basis of Mr. McGraw’s compensation in effect on that date.

The SERP benefit is determined by calculating 55% of final monthly earnings less offsets for the ERP pension benefit, the ERPS pension benefit, the primary Social Security benefit, any pension payable from a previous employer, and a hypothetical annuity. The hypothetical annuity is the estimated annuity value of a hypothetical account balance as if it were established under the 401(k) Savings and Profit Sharing Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries (the “401(k) Savings and Profit Sharing Plan”). This balance assumes that the employee contributions are made at a rate that was required for participation in the ERP when the Plan was contributory, that the employer matching contributions are based on the current provisions of the 401(k) Savings and Profit Sharing Plan, and that the investment return on the fund is the same as the amount earned on the 401(k) Savings and Profit Sharing Plan Stable Assets fund.

The final monthly earnings recognized in the SERP are the sum of the highest rate of annual base salary and the highest target bonus in effect during the 36-month period preceding death, disability or retirement. The pension benefit payable from the SERP is available unreduced at the Plan’s normal retirement age of 65. In addition, the SERP provides that, if a participant has attained age 55 with 10 years of service with the Company, an early retirement benefit is available. For early retirement benefits, the 55% replacement percentage is reduced by 4% for each year that benefits commence before normal retirement age to reflect the earlier payments. Mr. McGraw is currently eligible for the early retirement benefit and Mr. Bahash is currently eligible for an unreduced benefit under the terms of the SERP.

The SERP also provides for a pre-retirement death benefit of four times the participant’s most recent base salary and a post-retirement death benefit equal to one times the participant’s most recent base salary.

The present value estimates shown in the Pension Benefits Table for accumulated benefits under the SERP are determined using the same payment, interest rate and mortality assumptions as were used to estimate the values shown for the ERP and ERPS, and include the value of the post-retirement death benefit under the SERP.

The following breakdown shows the retirement benefits that would have been payable to each of the named executive officers had they retired on December 31, 2010:

Name	Plan Name	Present Value of Accumulated Benefit $
H. McGraw III	SERP	$6,856,057
	ERP	748,366
	ERPS	4,106,958

	Total	$11,711,381

R. J. Bahash	SERP	$5,198,720
	ERP	788,110
	ERPS	2,191,434

	Total	$8,178,264

D. L. Murphy	ERP	$202,094
	ERPS	842,768

	Total	$1,044,862

C. L. Teschner, Jr.*	ERP	$0
	ERPS	0

	Total	$0

K. M. Vittor	ERP	$588,703
	ERPS	1,081,252

	Total	$1,669,955

J. F. Callahan, Jr.*	ERP	$0
	ERPS	0

	Total	$0

*	Messrs. Teschner and Callahan were not fully vested in their benefits in either the ERP or ERPS as of December 31, 2010.

Non-Qualified Deferred Compensation Table

The following Non-Qualified Deferred Compensation Table summarizes the activity during 2010 and account balances in our various non-qualified savings and deferral Plans offered to our named executive officers. The Key Executive Short-Term Incentive Deferred Compensation Plan (“ST Incentive Deferred Comp”) permits the executives to defer amounts previously earned on a pre-tax basis. The Executive Deferred Compensation Plan (“LT Incentive Deferred Comp”) is closed and no longer accepts deferrals. The SIPS & ERAPS Plan is the Company’s 401(k) Savings and Profit Sharing Plan Supplement.

Name	Plan	Executive Contributions in Last Fiscal Year ($)(a)	Company Contributions in Last Fiscal Year ($)(b)	Aggregate Earnings in Last Fiscal Year ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(d)
H. McGraw III	SIPS & ERAPS		$273,754	$154,488		$4,748,010
	ST Incentive Deferred Comp		0	$51,767		$1,082,998
	LT Incentive Deferred Comp		0	0		0

	Total:		$273,754	$206,255		$5,831,008

R. J. Bahash	SIPS & ERAPS		$149,158	$95,699		$2,807,183
	ST Incentive Deferred Comp		0	$26,531		$555,037
	LT Incentive Deferred Comp		0	$29,768		$622,766

	Total:		$149,158	$151,998		$3,984,986

D. L. Murphy	SIPS & ERAPS		$97,419	$25,865		$838,493
	ST Incentive Deferred Comp		0	$7,849		$164,199
	LT Incentive Deferred Comp		0	$0		$0

	Total:		$97,419	$33,714		$1,002,692

C. L. Teschner, Jr.	SIPS & ERAPS		$110,284	$2,463		$143,929
	ST Incentive Deferred Comp	$440,000	0	$18,407		$458,407
	LT Incentive Deferred Comp		0	0		0

	Total:		$110,284	$20,870		$602,336

K. M. Vittor	SIPS & ERAPS		$71,711	$38,083		$1,174,527
	ST Incentive Deferred Comp		0	0		0
	LT Incentive Deferred Comp		0	$0		$0

	Total:		$71,711	$38,083		$1,174,527

J. F. Callahan, Jr.	SIPS & ERAPS		$0	$0		$0
	ST Incentive Deferred Comp		0	0		0
	LT Incentive Deferred Comp		0	0		0

	Total:		$0	$0		$0

(a)	Reflects 2009 short-term bonus that was deferred in 2010.
(b)	Reflects contributions to the Company’s 401(k) Savings and Profit Sharing Plan Supplement for the 2010 fiscal year, all of which are reported in the All Other Compensation column of the Summary Compensation Table on page 44 of this Proxy Statement.

(c)	Reflects non-qualified deferred compensation earnings under the Company’s 401(k) Savings and Profit Sharing Plan Supplement, Key Executive Short-Term Incentive Deferred Compensation Plan and Executive Deferred Compensation Plan.

(d)	Reflects deferred amounts contributed under the Company’s 401(k) Savings and Profit Sharing Plan Supplement, including the following amounts that were previously disclosed in the Summary Compensation Table since 2006: $1,087,884 for Mr. McGraw; $624,402 for Mr. Bahash; $429,345 for Mr. Murphy; $30,628 for Mr. Teschner; and $231,881 for Mr. Vittor. Mr. Callahan joined the Company effective December 6, 2010, and thus there are no reported amounts for prior years.

The amounts shown as Company contributions represent employer savings and profit sharing contributions under the 401(k) Savings and Profit Sharing Plan Supplement. Participants receive a contribution of 4.5% of eligible compensation above the IRS compensation limit ($245,000 in 2010) for the savings plan component and 5% of eligible compensation above the IRS compensation limit for the profit sharing component. Participants are not required to make employee contributions under the 401(k) Savings and Profit Sharing Supplement to receive the employer contributions to the savings plan component. However, they are required to make the maximum pre-tax contribution under the qualified 401(k) Savings and Profit Sharing Plan in order to receive the supplement. These amounts are also included as All Other Compensation in the Summary Compensation Table on page 44 of this Proxy Statement. Account balances under the 401(k) Savings and Profit Sharing Plan Supplement are credited with interest at the rate earned by the Stable Assets fund under the 401(k) Savings and Profit Sharing Plan. The annual rate of interest credited under these Plans was 3.53% for the 2010 fiscal year. Account balances under the 401(k) Savings and Profit Sharing Plan Supplement are distributed to executives in the year following the year in which the executive terminates employment.

Executives may elect to defer all or part of their annual bonus payment under the Key Executive Short-Term Incentive Deferred Compensation Plan. Mr. Teschner fully deferred his 2009 annual bonus, which was credited under the Plan in 2010. Earnings on amounts deferred under the Key Executive Short-Term Incentive Deferred Compensation Plan are credited at a rate equal to 120% of the applicable Federal Long-Term Rate as prescribed by the Internal Revenue Service in December of the year prior to the year in which the bonus compensation is credited under the Plan. The interest rate that applied to outstanding balances during the fiscal year was 5.02%. Earnings under the Executive Deferred Compensation Plan, under which executives could previously defer all or part of their long-term cash payment, also are credited at this rate. The Executive Deferred Compensation Plan was closed to new contributions in 1990. Account balances under the Key Executive Short-Term Incentive Deferred Compensation Plan and Executive Deferred Compensation Plan are distributed to executives in accordance with their individual elections. Participants may elect to receive their deferred award payments in a single lump-sum or in up to 15 equal annual installments. Payments may commence within 60 days of retirement or termination or as of January 1 of the year following the year in which such event occurs.

Potential Payments Upon Termination or

Change-in-Control

The named executive officers may be eligible to receive certain payments and benefits under our severance, incentive and retirement plans in connection with the named executive officer’s termination or a change-in-control. Described below are the specific events that would trigger the payments and benefits, and the estimated payments and benefits that would be provided to the named executive officers upon the occurrence of these events.

Senior Executive Severance Plan

The named executive officers are eligible for severance benefits under our Senior Executive Severance Plan upon the occurrence of the following triggering events:

•	the Company terminates the executive other than for cause;

•

the executive resigns due to an adverse change in the executive’s functions, duties or responsibilities that would cause the executive’s position to have substantially less responsibility, importance or scope; or

•	the executive resigns due to a reduction of the executive’s base salary by 10% or more.

In addition, the executive will be eligible for severance benefits if the executive resigns following a change-in-control because:

•

the executive’s base salary is reduced (other than a reduction of less than 10% as part of a Company-wide salary reduction) below the highest rate in effect since the beginning of the 24-month period prior to the change-in-control;

•	the executive’s annual or long-term incentive opportunity is materially less favorable than at any time since the beginning of the 24-month period prior to the change-in-control;

•	the aggregate value of the executive’s pension and welfare benefits is materially reduced;

•	the executive is required to transfer to a principal business location that increases the distance to the executive’s residence by more than 35 miles;

•

there is an adverse change in the executive’s title or reporting relationship or an adverse change by the Company in the executive’s authority, functions, duties or responsibilities (other than which results solely from the Company ceasing to have a publicly traded class of common stock or the executive no longer serving as the chief executive, or reporting to the chief executive, of an independent, publicly traded company as a result thereof), which change would cause the executive’s position with the Company to become one of substantially less responsibility, importance or scope; or

•	a successor to the Company fails to adopt the Plan.

A termination for cause generally means a termination due to misconduct that results in, or could reasonably be expected to result in, material damage to the Company’s property, business or reputation.

A change-in-control generally means:

•	a person or group acquires 20% or more of the Company’s voting securities;

•	the members of our Board of Directors on January 28, 1987, together with persons approved by a majority of those members or persons approved by them, no longer make up a majority of the Board;

•

consummation of a merger or consolidation involving the Company if our voting securities do not represent more than 50% of the outstanding shares and voting power of the company surviving the transaction; or

•	our shareholders approve the liquidation or dissolution of the Company.

A change-in-control by reason of a change in a majority of our Board, as described above, could arise, for example, as a result of a contested election (or elections) in which shareholders elect a majority of the members of the Board from nominees who are not nominated for election by the incumbent Board.

Each named executive officer is eligible to receive the following severance benefits:

•

continued payment of the executive’s base salary and participation in the Company’s retirement, life, medical, dental, accidental death and disability insurance benefit plans during a severance period of 12 months;

•

a lump sum payment at the end of the severance period of the executive’s base salary for a period of 1.6 months per year of continuous service with the Company in excess of 7.5 years, up to a maximum of 12 months; and

•	an additional lump sum severance payment at the end of the severance period equal to 10% of the lump sum payment calculated above in lieu of continued benefits.

If the triggering event takes place following a change-in-control, then the total severance payments during the 12-months severance period will be equal to the sum of the executive’s annual base salary and annual target bonus, and the lump sum payment due at the end of the severance period will be equal to 100% of the total, increased by an amount equal to 10% of the lump sum in lieu of benefits. In each case, to receive the full amount of separation pay due under the Plan, the executive must sign a general release of claims against the Company. The executive will receive 50% of the total separation pay if the executive does not sign a release.

In general, if payments under the Plan are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then a deduction to the Company will be disallowed and the executive will be subject to an excise tax equal to 20% of the amount. Because of the way the excise tax is calculated, in certain circumstances, the executive may receive a larger after-tax amount (and the Company will be entitled to a larger tax deduction) if the gross amount payable to the executive is reduced. In this case, the executive’s payments under the Plan will be “cut back” to the largest amount that would not result in payment of any excise tax.

Severance payments to the named executive officers will generally be delayed during the first six-months following the executive’s termination, as required under Section 409A of the Internal Revenue Code, and paid in a lump sum following the end of the six-month delay.

The following table shows the estimated payments and benefits that would have been provided under the Plan to each named executive officer if the executive’s employment had terminated December 31, 2010:

Name	Payment on Termination (a)	Payment on Termination Following Change-in-Control (b)
H. McGraw III	$2,921,095	$5,812,290
R. J. Bahash	$2,049,665	$3,369,560
D. L. Murphy	$780,377	$2,484,304
C. L. Teschner, Jr.	$666,771	$2,345,750
K. M. Vittor	$1,239,107	$1,879,660
J. F. Callahan, Jr.	$750,000	$1,650,000

(a)	The estimated payment on termination reflects the amount payable under the Plan including the estimated present value of continued benefit coverage during the severance period.

(b)	The estimated payment on termination following change-in-control payable in a lump sum amount includes the severance benefit payable under the Plan plus 10% of the severance amount in lieu of continued benefit coverage.

Key Executive Short-Term Incentive Compensation Plan

The named executive officers may receive a portion of their annual bonus award under the Company’s Key Executive Short-Term Incentive Compensation Plan if the executive terminates employment because of death, disability or retirement, or if the Company terminates the executive other than for cause. To receive a payment under these circumstances, the executive must execute a general release of claims against the Company. The amount of the payment is based on the actual achievement of the Company performance objectives for the executive’s annual incentive pool based on the mid-point of the target range established for the target level of achievement of the individual performance criteria for the executive under the Plan. Payments are prorated for the period the executive was employed during the year and are made to the executive in a lump sum on the regular payment date under the Plan.

If there is a change-in-control, each named executive officer will receive a payment equal to the average of the named executive officer’s annual bonus payments for the preceding three years, prorated for the period elapsed through the date of the change-in-control. The Company may also pay the executive any additional amount necessary to reflect the actual achievement of the Company performance objectives and individual performance criteria for the executive through the date of the change-in-control.

The following table shows the estimated payments that would have been provided under the Key Executive Short-Term Incentive Compensation Plan to each named executive officer if the executive’s employment had terminated on December 31, 2010, or if a change-in-control had occurred on that date:

Name	Payment on Termination (a)	Payment on Change-in-Control (b)
H. McGraw III	$625,725	$1,087,000
R. J. Bahash	$125,000	$618,333
D. L. Murphy	$125,000	$440,533
C. L. Teschner, Jr.	$125,000	$440,000
K. M. Vittor	$125,000	$298,667
J. F. Callahan, Jr.	$0	$0

(a)	This assumes a payment of 50% of the target award for Mr. McGraw and the midpoint of the payment range for the target level of achievement for the other named executive officers. Mr. Callahan joined the Company effective December 6, 2010, and thus did not participate in the Plan in 2010.

(b)	Reflects the average of the actual payments paid over the last three years, except for Mr. Callahan, who joined the Company effective December 6, 2010, and thus did not participate in the Plan in 2010.

Stock Incentive Plans. Each of the named executive officers has been granted Restricted Performance Shares and stock options under the Company’s Stock Incentive Plans. These awards are described on pages 38 through 40     and 45 and 46 of this Proxy Statement.

Long-Term Performance Awards. If the named executive officer terminates employment due to retirement, disability or death, or, with the approval of the Compensation Committee, if the Company terminates the executive other than for cause, the executive is eligible to receive a portion of the shares that are covered by outstanding awards.

If the executive terminates due to retirement or disability, the executive receives the number of shares that would be payable under the terms of the award based on actual performance for the three-year performance period, prorated for the number of years during the award cycle (including the year of termination) that the executive was employed. Delivery of the awarded shares is made in the year following the normal maturity date for the award.

In the event of termination by the Company other than for cause, with the approval of the Compensation Committee, the executive receives the number of shares that would be payable under the terms of the award based on the actual performance for the performance period, prorated for the number of full months during the award cycle that the executive was employed. Delivery of the awarded shares is made in the year following the normal maturity date for the award.

In the case of the executive’s death, the number of shares awarded is based on actual performance through the year of the executive’s death, prorated for the number of years completed during the award cycle (counting the year of the executive’s death as a completed year). Delivery of the awarded shares is made by March 15 of the year following the executive’s death.

In the event of a change-in-control during the performance period, the executive may receive the number of shares that would be payable upon achievement of the higher of the target or actual performance as follows:

•	a prorated number of shares, based on the portion of the award cycle elapsed before the date of the change-in-control, is released to the executive on the date of the change-in-control; and

•

the value of the remaining shares, generally based on the highest price per share paid in the change-in-control, is paid to the executive in a lump sum in the year following the end of the normal maturity date under the awards.

If not already paid, the cash payment described above will be made to the executive in a lump sum upon termination of the executive’s employment due to retirement, disability or death, or by the Company other than for cause.

Stock Options. If a named executive officer terminates employment due to death, disability or normal retirement, the executive’s stock options will vest in full. In addition, in the case of death, the options will be exercisable for one year following the date of death, and, in the case of disability or retirement, until the end of the option term. If the executive terminates employment due to early retirement, generally, the vesting of the executive’s stock options will not accelerate, but, to the extent they are vested at the time of retirement and the executive is 55 or older with 10 years of continuous service, the options will be exercisable until the end of the option term.

In the event of a change-in-control, all outstanding stock options will vest in full and will either be converted into awards based on the common stock of the surviving company, or paid to the executive in cash. Cash payments under options will be equal to the value of the option shares, generally the highest price per share paid in the change-in-control, less the exercise price of the shares.

The following table shows the estimated payments and benefits that would have been provided to each named executive officer in respect of stock options and Long-Term Awards under the Company’s Stock Incentive Plans if the executive’s employment had terminated on December 31, 2010, or if a change-in-control had occurred on that date:

	Termination of Employment			Change-in-Control
Name	Stock Options (a)	Long-Term Performance Awards (b)	Total	Stock Options (a)	Long-Term Performance Awards (c)	Total
H. McGraw III	$2,433,938	$1,974,001	$4,407,939	$2,433,938	$5,677,360	$8,111,299
R. J. Bahash	$610,083	$1,004,582	$1,614,665	$610,083	$2,889,247	$3,499,330
D. L. Murphy	$365,983	$602,602	$968,585	$365,983	$1,733,125	$2,099,107
C. L. Teschner, Jr.	$310,177	$518,755	$828,932	$310,177	$1,750,179	$2,060,356
K. M. Vittor	$332,805	$548,039	$880,844	$332,805	$1,576,197	$1,909,002
J. F. Callahan, Jr. (d)	$—	$—	$—	$—	$—	$—

(a)	Reflects accelerated vesting for all unvested stock option awards upon death, disability or with the consent of the Compensation Committee.

(b)	Reflects prorata participation and actual achievement in the three outstanding award cycles through December 31, 2010 upon death, disability, retirement (except in the case of Messrs. Teschner and Callahan) or termination other than for cause (with the consent of the Compensation Committee).

(c)	Reflects target achievement of the performance goals for the 2008 award and actual achievement for the 2009 and 2010 awards.

(d)	Mr. Callahan joined the Company on December 6, 2010 and thus did not have any outstanding stock options or Long-Term Awards.

Retirement and Other Benefits

As described on pages 52 through 55 of this Proxy Statement, each of the named executive officers is entitled to receive benefits under the Company’s Employee Retirement Plan and the Employee Retirement Plan Supplement and, as described below, the Company’s Management Supplemental Death & Disability Benefits Plan. Messrs. McGraw and Bahash also are eligible to receive benefits under the Senior Executive Supplemental Death, Disability & Retirement Benefits Plan, described on page 54. In addition, the named executive officers participate in The McGraw-Hill Companies, Inc. 401(k) Savings and Profit Sharing Plan and are eligible to participate in the Key Executive Short-Term Incentive Deferred Compensation Plan, described on pages 56 and 57 of this Proxy Statement.

Employee Retirement Plan and Supplement. Following termination of their employment, the named executive officers are entitled to receive retirement benefits (described on pages 52 through 55 of this Proxy Statement) under the Company’s Employee Retirement Plan (the “ERP”) and Employee Retirement Plan Supplement (the “ERPS”), and in the case of Messrs. McGraw and Bahash, under the Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (the “SERP”), and have accrued the benefits shown on page 52 of this Proxy Statement through the end of the 2010 fiscal year. In the event of a change-in-control, the executives will receive, in a lump sum, the actuarial equivalent of their accrued benefits under the Employee Retirement Plan Supplement.

Management Supplemental Death & Disability Benefits Plan. Under our Management Supplemental Death & Disability Benefits Plan, if an executive dies before retirement, the executive’s beneficiary will receive a lump sum death benefit equal to 200% of the executive’s base salary in effect at the time of death. In addition, if the executive is disabled prior to age 65, the executive will be entitled to an annual benefit equal to 50% of the greater of: (a) 1.5 times the executive’s base salary in effect immediately preceding the date of the executive’s disability, or (b) the executive’s highest annual base salary and highest annual target bonus during the preceding 36 months occurring prior to January 1, 2005. The benefit generally will be offset by other disability or qualified retirement benefits payable to the executive and will continue until the executive is no longer disabled or reaches age 65.

Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (SERP). Under our Senior Executive Supplemental Death, Disability & Retirement Benefits Plan, if Mr. McGraw or Mr. Bahash dies prior to retirement, the executive’s beneficiary will receive a lump sum payment equal to 400% of the executive’s base salary in effect at the time of death. The Plan also provides for a post-retirement death benefit equal to one times the executive’s most recent base salary. If Mr. McGraw or Mr. Bahash is disabled before retirement, the executive will be entitled to an annual benefit equal to 50% of the greater of: (a) 1.5 times the executive’s base salary in effect immediately preceding the date of the executive’s disability, or (b) the executive’s highest annual base salary and highest annual target bonus during the preceding 36 months occurring prior to January 1, 2005. The benefit generally will be offset by other disability or qualified retirement benefits payable to the executive and will continue until the executive reaches age 65.

Mr. Bahash has attained age 65, and effective January 1, 2010, he ceased to accrue further benefits under the terms of the SERP. (He will continue to accrue benefits under the Company’s qualified and supplemental pension plans as long as he remains an active eligible employee.) In addition, the normal retirement benefit payable to Mr. McGraw under the SERP was “frozen” effective January 1, 2010, and will be calculated on the basis of Mr. McGraw’s compensation in effect on that date.

In the event of a change-in-control, Messrs. McGraw and Bahash will receive their retirement benefit in a lump sum if any of the following occurs:

•	the executive is involuntarily terminated without cause at any time after the change-in-control;

•	the executive resigns for good reason within two years after the change-in-control; or

•	the executive resigns for any reason during the 30-day window following the first anniversary of the change-in-control.

Resignation for good reason generally means the executive’s resignation is based on any of the following:

•	a reduction in the executive’s base salary or incentive compensation award opportunities;

•	the transfer of the executive to a principal business location that increases the executive’s commuting distance by more than 35 miles;

•	a significant reduction in the executive’s responsibilities and status within the Company or a change in the executive’s title or office; or

•	the discontinuation of the executive’s participation in any life insurance, health and accident or disability plan, or elimination of the executive’s paid vacation.

The payment will be actuarially calculated based upon an annual benefit, depending on the executive’s age at the time of termination, of 44% to 55% of the executive’s highest annual base salary and highest annual target bonus during the preceding 36 months, subject to reduction for other retirement benefits payable to the executive. The estimated lump sum retirement benefit would have been $6,856,057 for Mr. McGraw and $5,198,720 for Mr. Bahash if, following a change-in-control, Mr. McGraw or Mr. Bahash had resigned or been terminated on December 31, 2010 under the circumstances described above.

Non-Qualified Deferred Compensation Plans. In the event of a change-in-control, the named executive officers will receive payment in a lump sum of their account balances under the Company’s 401(k) Savings and Profit Sharing Plan Supplement, as well as the Company’s Key Executive Short-Term Incentive Deferred Compensation Plan and Executive Deferred Compensation Plan. The named executive officers may also receive these amounts in connection with their termination of employment. Each executive’s account balances under these Plans at the end of the 2010 fiscal year are shown on page 56 of this Proxy Statement.

DIRECTOR COMPENSATION

Directors who are employees of the Company receive no additional compensation for serving on the Board or its Committees. The following table contains information regarding the compensation the Company paid to the non-employee Directors in 2010:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (a)	All Other Compensation ($) (b)	Total ($)
Pedro Aspe	$79,667	(c)	$101,023	$202	$180,892
Sir Winfried Bischoff	$94,167		$101,023	$202	$195,392
Douglas N. Daft	$85,667		$101,023	$202	$186,892
William D. Green(d)	$—		$—	$—	$—
Linda Koch Lorimer	$84,167		$101,023	$202	$185,392
Robert P. McGraw	$76,667		$101,023	$202	$177,892
Hilda Ochoa-Brillembourg	$84,167	(c)	$101,023	$202	$185,392
Sir Michael Rake	$103,500		$101,023	$202	$204,725
Edward B. Rust, Jr.	$107,667	(c)	$101,023	$202	$208,892
Kurt L. Schmoke	$85,667	(e)	$101,023	$202	$186,892
Sidney Taurel	$99,000		$101,023	$3,202	$203,225

(a)	Represents grant date fair value calculated in accordance with FASB ASC Topic 718 (formerly SFAS 123(R)) for deferred stock credited under the Director Deferred Stock Ownership Plan, as described below.

(b)	Represents life insurance premiums and in the case of Mr. Taurel, a charitable contribution of $3,000 made by the Company in his name under the Company’s Matching Gift Program. The Program is open to active employees and Directors and to retired employees and Directors for up to three years after retirement. Through the Program, the Company doubles the contributions made by employees and Directors to eligible higher education, adult reading, financial literacy, arts and cultural organizations. The minimum contribution to an eligible institution that the Company will match per individual is $25 and the maximum total is $3,000 each year.

(c)	Voluntarily elected to fully defer this payment under the Director Deferred Stock Ownership Plan.

(d)	Mr. Green joined the Board in 2011 and thus did not earn any compensation in 2010.

(e)	Voluntarily elected to defer one-half of this payment under the Director Deferred Stock Ownership Plan.

The Company provides the following annual compensation to non-employee Directors:

Cash Compensation

•	annual cash retainer of $60,500;

•	$1,500 for each Board meeting attended;

•	$1,500 for each Committee meeting attended; and

•

annual cash retainer of $15,000 to the Chairs of the Audit and Compensation Committees and $10,000 to the Chairs of the Financial Policy and Nominating and Corporate Governance Committees. Beginning in 2011, the annual cash retainer for all Chairs will be $15,000. Additionally, an annual cash retainer of $25,000 will be paid to the Presiding Director. However, in the event the Presiding Director is also a Chair of a Committee, the annual cash retainer paid to the Presiding Director will be $10,000.

Share Compensation

Each non-employee Director receives an annual deferred share credit equal to the average cash compensation paid to all Directors during the calendar year pursuant to the Company’s Director Deferred Stock Ownership Plan. Directors earned a deferred share credit of $83,800 in 2009 which was paid in 2010 under this Plan.

This value is credited as 3,005.74 deferred shares based on the average stock price of $27.88 for the year. The amounts shown in the Stock Awards column of the Director Compensation Table are based on the grant date fair value of $33.61 per share, the closing price of the Company’s common stock on January 4, 2010. Beginning with the 2010 Plan Year, the deferred share credit amount will equal $90,000, rather than the average cash compensation paid to all Directors during the calendar year, as was done in prior years. This $90,000 is credited as 2,461.03 deferred shares based on the closing price of $36.57 on January 3, 2011. This amount will be reflected in the Director Compensation Table for 2011. The assumptions used to calculate the grant date fair value of the deferred share credits were in accordance with FASB ASC Topic 718 (formerly SFAS 123(R)) as disclosed in Footnote 8 to the 2010 Consolidated Financial Statements, which appears in the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2011.

These deferred share credits are payable in shares of the Company’s common stock following a Director’s termination of Board membership. This Plan also permits Directors to elect to receive all or part of their annual cash retainer and Board and Committee fees in deferred shares of common stock in lieu of these cash payments. The Company currently has written agreements with Ms. Ochoa-Brillembourg and Messrs. Aspe, Rust and Schmoke to receive all or part of these cash payments as deferred shares. The awards outstanding under this Plan as of December 31, 2010 are as follows:

Name	# of Shares
Pedro Aspe	57,587
Sir Winfried Bischoff	20,146
Douglas N. Daft	13,815
William D. Green*	—
Linda Koch Lorimer	43,406
Robert P. McGraw	22,166
Hilda Ochoa-Brillembourg	23,246
Sir Michael Rake	5,413
Edward B. Rust, Jr.	36,003
Kurt L. Schmoke	20,320
Sidney Taurel	29,711

*	Mr. Green joined the Board in 2011 and thus did not earn any compensation in 2010.

Other Director Plans

Directors may also elect to defer all or part of their annual cash retainer and Board and Committee fees under the Director Deferred Compensation Plan. The Company currently has written agreements to defer cash payments under this Plan with Ms. Lorimer, Sir Michael Rake and Mr. Schmoke. Interest is payable on the deferred cash amount at 120% of the applicable Federal Long-Term Rate as prescribed by the Internal Revenue Service in December of the year prior to the year in which the Director compensation is credited.

OWNERSHIP OF COMPANY STOCK

A beneficial owner of stock is a person who has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the stock.

Company Stock Ownership of Management (a),(b)

The following table shows the number of shares of the Company’s common stock beneficially owned on February 3, 2011 by each of our Directors and nominees for Director; the Chief Executive Officer and the other five named executive officers in the Summary Compensation Table; and all individuals who served as Directors or executive officers at December 31, 2010, as a group.

Name of Beneficial Owner	Sole Voting Power and Sole Investment Power	Shared Voting Power and Shared Investment Power	Right to Acquire Shares within 60 Days by Exercise of Options	Total Number of Shares Beneficially Owned		Percent of Common Stock(a)		Director Deferred Stock Ownership Plan(c)
Pedro Aspe	14,192			14,192		(d	)	63,826
Robert J. Bahash	419,749		611,889	1,031,638		(d	)
Sir Winfried Bischoff	4,000			4,000		(d	)	23,188
Jack F. Callahan, Jr.	16,407			16,407		(d	)
Douglas N. Daft	2,000			2,000		(d	)	16,695
William D. Green	1,000			1,000		(d	)
Linda Koch Lorimer	7,717			7,717		(d	)	47,046
Harold McGraw III	5,535,017	6,361,340	2,478,534	14,374,891	(e)	4.7%
Robert P. McGraw	79,284	6,361,340		6,440,624	(f)	2.1%		25,260
David L. Murphy	60,211		438,406	498,617		(d	)
Hilda Ochoa-Brillembourg	1,800			1,800		(d	)	28,728
Sir Michael Rake	400			400		(d	)	8,076
Edward B. Rust, Jr.	2,000			2,000		(d	)	42,472
Kurt L. Schmoke	1,036			1,036		(d	)	24,568
Sidney Taurel	4,000			4,000		(d	)	33,000
Charles L. Teschner, Jr.	17,399		62,564	79,963		(d	)
Kenneth M. Vittor	132,971		402,632	535,603		(d	)
All Directors and executive officers of the Company as a group (a total of 18, including those named above)(g)	6,313,111	6,361,340	4,052,487	16,726,938		5.4%		312,859

(a)	The number of shares of common stock outstanding on February 3, 2011 was 307,212,305. The percent of common stock is based on such number of shares and is rounded off to the nearest one percent.

(b)	None of the shares included in the above table constitutes Directors’ qualifying shares.

(c)	This amount represents the number of shares of the Company’s common stock which has been credited to a bookkeeping account maintained for each non-employee Director of the Company under the Director Deferred Stock Ownership Plan. This Plan is further described on pages 64 and 65 of this Proxy Statement.

(d)	Less than 1%.

(e)

With respect to the shares reported in the above table for Mr. Harold McGraw III: (i) Mr. Harold McGraw III has sole voting and investment power over 3,199,160 shares as manager of a limited liability company established for estate planning purposes by Mr. Harold W. McGraw, Jr.; (ii) Messrs. Harold McGraw III and Robert P. McGraw and another trustee have shared voting and investment power over 6,361,340 shares held in the Terminating Trust under the Harold McGraw, Jr. Trust; (iii) Mr. Harold McGraw III has sole voting and investment power over 430,200 shares as executor of the estate of Mr. Thomas P.

McGraw; (iv) Mr. Harold McGraw III has sole voting and investment power over 22,000 shares as custodian under the Florida Uniform Transfers to Minors Act; and (v) Mr. Harold McGraw III owns 1,432,145 shares which are held in accounts with financial institutions that have extended credit based on the security of the stock.

(f)	With respect to the shares reported in the above table for Mr. Robert P. McGraw, Messrs. Robert P. McGraw and Harold McGraw III and another trustee have shared voting and investment power over 6,361,340 shares held in the Terminating Trust under the Harold McGraw, Jr. Trust.

(g)	Spouses and children of some members of this group may own other shares in which the members of this group disclaim any beneficial interest and which are not included in the above table.

Company Stock Ownership of Certain Beneficial Owners

The following table shows information as to any person known to the Company to be the beneficial owner of more than 5% of the Company’s common stock on the date indicated below.

Name and Address of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Total Number of Shares Beneficially Owned	Percent of Common Stock
BlackRock Inc. 40 East 52nd Street New York, NY 10022(a)	16,705,997	16,705,997	16,705,997	5.44%
Capital World Investors 333 South Hope Street Los Angeles, California 90071(b)	37,509,100	37,509,100	37,509,100	12.2%

(a)	On February 7, 2011, BlackRock Inc. (“BlackRock”) filed a Schedule 13G with the SEC disclosing its beneficial ownership of the Company’s common stock. BlackRock has certified in its Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of the Company. The Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.
(b)	On February 14, 2011, Capital World Investors (“CWI”) filed a Schedule 13G with the SEC disclosing its beneficial ownership of the Company’s common stock. CWI has certified in its Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of the Company. The Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Under SEC rules, our Directors, executive officers and holders of more than 10% of our stock, if any, are required to file with the SEC reports of holdings and changes in beneficial ownership of Company stock. We have reviewed copies of these SEC reports as well as other records and information. Based on that review, we believe that all reports were timely filed during 2010, except Ms. Lorimer inadvertently excluded from her indirect holdings 400 shares of common stock which are held in a family trust. Ms. Lorimer’s aggregate holdings were corrected on a Form 4 filed on January 5, 2011.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

FEES AND SERVICES

Shareholders are being asked to ratify the appointment of Ernst & Young LLP as the independent Registered Public Accounting Firm for the Company and its subsidiaries for 2011. Please see page 73 of this Proxy Statement for voting information. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and such representative will be available to respond to appropriate questions.

During the years ended December 31, 2010 and December 31, 2009, Ernst & Young LLP audited the consolidated financial statements of the Company and its subsidiaries. The aggregate fees Ernst & Young LLP billed the Company for these years for professional services rendered were as follows:

Services Rendered	Year Ended 12/31/10	Year Ended 12/31/09
Audit Fees	$6,431,100	$5,192,500
Audit-Related Fees	$577,200	$487,800
Tax Fees	$2,575,500	$3,566,400
All Other Fees	$0	$0

•

Audit fees included fees for professional services rendered for the audits of the consolidated financial statements of the Company, audits of the effectiveness of the Company’s internal control over financial reporting, reviews of the quarterly consolidated financial statements, statutory audits, securities registration statements and accounting consultations on matters related to the annual audits or interim reviews.

•	Audit-related fees generally included fees for pension or other special purpose audits, acquisition assistance and other accounting consultations.

•	Tax fees included fees primarily for tax compliance and advice.

•	All other fees generally include fees for advisory services related to accounting principles, rules and regulations.

In addition, the policies and procedures contained in the Audit Committee Charter (which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations) provide that the Committee must pre-approve both the retention of the independent auditor for non-audit services and the fee for such services in accordance with the Company’s independence guidelines.

ITEMS OF BUSINESS TO BE ACTED ON AT THE ANNUAL MEETING

Item 1. Election of Directors

At the 2010 Annual Meeting, shareholders approved amendments to the Company’s Restated Certificate of Incorporation that provided for the annual election of Directors, beginning with this 2011 Annual Meeting. Accordingly, the persons listed below, each of whom is currently a Director of the Company, has been nominated by the Board, on the recommendation of the Nominating and Corporate Governance Committee, for election to a one-year term of office that will expire at the next Annual Meeting or until their successors are elected and qualify. Each nominee listed below has agreed to serve his or her respective term. If any Director is unable to stand for election, the individuals named as the proxies have the right to designate a substitute. If that happens, shares represented by proxies may be voted for a substitute Director.

The Board recommends that you vote FOR each of the following nominees:

•	Pedro Aspe

•	Sir Winfried Bischoff

•	Douglas N. Daft

•	William D. Green

•	Linda Koch Lorimer

•	Harold McGraw III

•	Robert P. McGraw

•	Hilda Ochoa-Brillembourg

•	Sir Michael Rake

•	Edward B. Rust, Jr.

•	Kurt L. Schmoke

•	Sidney Taurel

Unless you specify otherwise, the Board intends the accompanying proxy to be voted for these nominees.

Biographical information about these nominees can be found on pages 15 through 20 of this Proxy Statement.

Item 2. Proposal to Amend the Company’s Restated Certificate of Incorporation

to Permit Shareholders to Call Special Meetings of Shareholders

Our Board has approved, and recommends that you approve, amendments to Article VIII, Section D of our Restated Certificate of Incorporation (the “Certificate”) providing that special meetings of shareholders of the Company may be called at the request of shareholders who own at least 25% of the voting power of the issued and outstanding stock entitled to vote for the election of directors. Under our existing Certificate, special meetings of shareholders may be called only by the Board pursuant to a resolution approved by a majority of the Board. Thus, the recommended amendments will expand the rights of the Company’s shareholders.

In making its recommendation, the Board carefully considered the advantages and disadvantages of allowing special meetings to be called at the request of shareholders. Although calling special meetings at the request of shareholders can enhance shareholder rights and Board accountability, if shareholders holding too few shares can request a special meeting, there is a risk that self-interested parties holding a small minority of shares will request a special meeting in order to serve their narrow purposes rather than those of the Company and the majority of its shareholders. The Board also considered the results of the vote at our 2010 Annual Meeting, at which shareholders did not adopt a shareholder proposal seeking to allow holders of 10% of our outstanding stock to call a special meeting. After weighing all of these considerations, the Board determined that the proposed amendments described below are in the best interests of the Company and its shareholders.

The amendments recommended by the Board would revise Article VIII, Section D of the Certificate to provide that the Chairman of the Board or Secretary of the Company will call a special meeting of shareholders if requested by one or more shareholders who own at least 25% of the voting power of the issued and outstanding stock entitled to vote for the election of directors. The proposed amendments provide that shareholders are not considered to own shares for which they do not have the right to vote at the special meeting or for which they have hedged or transferred any of the economic consequences of ownership, as determined in good faith by the Board. The proposed amendments would preserve the ability of the majority of our Board to call a special meeting of shareholders.

Further, our existing Certificate provides that special meetings of shareholders may be called upon not less than 30 nor more than 50 days’ written notice. The Board is proposing to amend the Certificate to provide that special meetings may be called upon not less than 30 nor more than 60 days’ written notice, as permitted by the New York Business Corporation Law.

A copy of the proposed amendments is attached to this Proxy Statement as Appendix A, with deletions indicated by strikethroughs and additions indicated by underlining. The general descriptions above of the proposed amendments are subject to the actual text provided in Appendix A.

In addition, if the proposed amendments to the Certificate are approved, the Board expects to amend our By-Laws to set forth the required form and procedures for shareholders to request a special meeting, as contemplated by the proposed amendments. Among other things, the Company’s By-Laws would be amended to describe how the special meeting request must be delivered, to specify information that must be included in the request about the requesting shareholder(s) and the business proposed to be conducted, to describe how a request may be revoked, and to provide how the date of and the business to be conducted at the special meeting shall be determined.

The By-Laws would also be amended to provide that a special meeting requested by shareholders will not be held if: (1) the Board has called or calls for an annual meeting of shareholders to be held within 90 days after the request and the Board determines in good faith that the business of the meeting includes (among any other matters properly brought before the annual meeting) the business specified in the special meeting request, (2) an annual or special meeting was held within 90 days before the delivery of the request and the Board determines in good faith that the business of the prior meeting included (among any other matters properly brought before the prior meeting) the business specified in the request, or (3) the Board determines in good faith that all of the stated business to be brought before the requested special meeting is not a proper subject for shareholder action under applicable law.

Vote Required for Approval

The affirmative vote of a majority of the outstanding shares of common stock is required for approval of Item 2.

The Board of Directors’ Recommendation

Your Board recommends that you vote FOR this item. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this item.

Item 3. Proposal to Approve, on an Advisory Basis, the Executive Compensation Program for the Company’s Named Executive Officers

Under the rules of the SEC, the Company is required to provide its shareholders with the opportunity to cast an advisory vote on the executive compensation program for the Company’s named executive officers. This proposal is frequently referred to as a “say-on-pay” vote. The Company’s executive compensation program is intended to attract, motivate and reward the executive talent required to achieve our corporate objectives and increase shareholder value. We believe that our executive compensation program is both competitive and strongly focused on pay for performance principles, and provides an appropriate balance between risk and rewards. In particular, our executive compensation program:

•	aligns executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual cash incentives and long-term stock-based incentives;

•

includes a mix of compensation elements that emphasizes performance results, with 80% of the targeted compensation for the Chief Executive Officer and 66% on average of the targeted compensation for the other named executive officers being performance-based;

•	delivers annual incentive payouts to executives based on the achievement of approved performance goals, which were based on revenue and net income growth for 2010;

•

aligns the interests of executives with those of shareholders through long-term stock-based incentives comprised of: (i) stock options that vest over a two-year period and are designed to link executive compensation with increased stock price over time, and (ii) performance share units that are based on the achievement of earnings per share targets. For 2010, the performance share unit award had a one-year performance period covering 2010 followed by a two-year restriction period with earned shares payable to participants in early 2013; and

•

has features designed to further align executive compensation with shareholder interests and mitigate risks, including stock ownership requirements, the Senior Executive Pay Recovery Policy (a “claw-back” policy), an anti-hedging policy and limited perquisites.

Our executive compensation program is described in the Compensation Discussion and Analysis (“CD&A”), related compensation tables and other narrative executive compensation disclosures required by the disclosure rules of the SEC, all of which are found in this Proxy Statement. In particular, the CD&A, beginning on page 31 of this Proxy Statement, describes the Company’s executive compensation program in detail, and we encourage you to review it.

Since the vote on this proposal is advisory, it is not binding on the Company. Nonetheless, the Compensation Committee, which is responsible for approving the overall design and administering certain aspects of the executive compensation program, will take into account the outcome of the vote when making future executive compensation decisions. The Board of Directors recommends that you approve the following resolution that will be submitted for a shareholder vote at the 2011 Annual Meeting in support of the Company’s executive compensation program:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the executive compensation program for the Company’s named executive officers as disclosed pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and other narrative executive compensation disclosures included in the Proxy Statement for this Annual Meeting.

Your Board of Directors recommends a vote FOR the approval, on an advisory basis, of this item. Unless you specify otherwise, the Board intends the accompanying Proxy to be voted for this item.

Item 4. Vote, on an Advisory Basis, on How Often the Company Will Conduct an Advisory Vote on Executive Compensation

As described in Item 3 on page 71 of this Proxy Statement, under the rules of the SEC, the Company is required to provide shareholders with a “say-on-pay” vote, which is an advisory vote on the executive compensation program for the named executive officers of the Company. The rules of the SEC also require the Company to provide shareholders with the opportunity to cast an advisory vote on whether the say-on-pay vote will occur every one, two or three years, or whether shareholders wish to abstain from this vote.

If you are a registered shareholder (that is, if you own shares directly in your own name and they are either kept at our transfer agent or are in your possession) the enclosed proxy card provides you with a choice of voting on the Company holding say-on-pay every one, two or three years, or to abstain from voting on this proposal. If you are a beneficial owner (that is, if your shares are held for you by your bank, broker or other holder of record) please refer to the voting instruction card provided by your bank, broker, or other holder of record, which should include these same four voting choices.

While this proposal is advisory and is not binding on the Company, the Board appreciates and values shareholders’ views on this issue, and believes that an annual say-on-pay vote provides the highest level of accountability to the Company and its shareholders. Most elements of our executive compensation program are reviewed and determined annually, including base salary, annual cash incentives under the Company’s Key Executive Short-Term Incentive Compensation Plan, and stock option grants. Holding annual say-on-pay votes would more closely coincide with these decisions and provide valuable feedback to the Board on a more timely basis.

While the Board is recommending that shareholders vote in favor of holding say-on-pay every year, you are not voting to approve or disapprove the Board’s recommendation. The proxy card provides you with a choice of voting for the Company holding say-on-pay every one, two or three years, or abstaining from voting on this proposal.

Your Board of Directors recommends a vote FOR the Company holding say-on-pay every ONE YEAR. Unless you specify otherwise, the Board intends the accompanying proxy to be voted in accordance with its recommendation.

Item 5. Proposal to Ratify the Appointment of the Company’s Independent Registered Public Accounting Firm

The Board, after receiving a favorable recommendation from the Audit Committee, has again selected Ernst & Young LLP to serve as the independent Registered Public Accounting Firm of the Company and its subsidiaries for 2011. Although not required to do so, the Board is submitting the selection of this firm for ratification by the Company’s shareholders for their views. Ernst & Young LLP has advised the Company that it has no direct, nor any material indirect, financial interest in the Company or any of its subsidiaries. The Board and the Audit Committee may change the appointment at any time if they determine that a change would be in the best interests of the Company and its shareholders.

The following resolution will be offered by the Board of Directors at the Annual Meeting:

RESOLVED: That the selection by the Board of Directors of Ernst & Young LLP to serve as the independent Registered Public Accounting Firm of the Company and its subsidiaries for 2011 be, and hereby is, ratified and approved.

The Board of Directors’

Recommendation

Your Board recommends that you vote FOR this item. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this item.

Item 6. Shareholder Proposal – Shareholder Action by Written Consent

Kenneth Steiner has given notice that he, or his designee, intends to make the following proposal at the Annual Meeting. The Company will provide the number of shares that the proponent owns to any person, orally or in writing as requested, promptly on receiving any oral or written request made to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, telephone number (212) 512-2000. Your Board recommends that you vote AGAINST this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

The shareholder proposal and supporting statement, for which the Board and the Company accept no responsibility, follow:

6 – Shareholder Action by Written Consent

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law).

We gave greater than 48%-support to a 2010 shareholder proposal on this same topic. Proposals often obtain a higher vote in a second submission.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value. Hundreds of major companies enable shareholder action by written consent.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for improvement in our company’s 2010 reported corporate governance status:

The Corporate Library (TCL) www.thecorporatelibrary.com, an independent investment research firm, said that Board and executive pay concerns remained for McGraw-Hill. Our board had six directors with at least 11 years of service, including Chairman and CEO Harold McGraw III and his brother, Robert McGraw.

Furthermore, although Edward Rust was designated as a Lead Director, he was also a member of the Executive Committee together with three long-tenured directors, including CEO McGraw and Winfried Bischoff. Board entrenchment and independence were concerns.

In 2009 annual and long-term incentives were primarily based on earnings per share, raising concerns about redundancy. Time-vested stock options, which comprised 67% of our CEO’s long-term incentives and performance share units, which comprised the remaining 33% of long-term incentives, were both based on three-year performance periods. This suggested a lack of sufficient incentives based on long-term performance. Finally, “all other compensation” was high with nearly $500K for our CEO and stock option grants in 2009 had historically low exercise prices.

Our management submitted multiple briefs to the Securities and Exchange Commission in a failed attempt to prevent us from even voting on this topic which ultimately received 48% -support. Reference: The McGraw-Hill Companies, Inc. (February 24, 2010) and The McGraw-Hill Companies, Inc. (March 17, 2010). Our management hired Wachtel, Lipton, Rosen & Katz, New York City to submit these failed briefs.

Please encourage our board to respond positively to this proposal to enable shareholder action by written consent – Yes on 6.

Directors’ Statement in Opposition

This proposal seeks to allow a group of shareholders that together hold a majority of the Company’s outstanding shares to approve actions by written consent without holding a meeting of the Company’s shareholders.

The Board believes that this proposal is unnecessary since Item 2 of this Proxy Statement seeks to amend the Company’s Restated Certificate of Incorporation to provide that special meetings of shareholders of the Company may be called at the request of holders of 25% of the outstanding shares of the Company’s common stock (as more fully described in Item 2 on pages 69 and 70). This provision would allow such holders to propose actions for shareholder consideration between annual meetings of the Company’s shareholders.

The Board also believes that the written consent process, as compared to shareholders acting at a meeting, is not well suited to an orderly debate on the merits of a proposed shareholder action. Under the Company’s Restated Certificate of Incorporation and By-Laws, all of the Company’s shareholders have the opportunity to participate in shareholder meetings called to determine proposed actions. These provisions allow the opportunity for discussion and increase the ability of all shareholders to have their views considered. The meeting and the shareholder vote take place on a specified date that is publicly announced well in advance of the meeting, and all interested parties have an opportunity to express their views during the period prior to the meeting on any matter on which shareholders will be voting. Implementation of this shareholder proposal, on the other hand, would make it possible for the holders of a bare majority of the shares outstanding to take significant corporate action without a meeting, potentially without prior notice to the other shareholders or the Company, and before all shareholders have an opportunity to participate and all arguments can be heard. Smaller shareholders, in particular, may be effectively disenfranchised in a consent solicitation. Moreover, members of the group acting by written consent only have to own their shares on the day that the consent is delivered to the Company. These members could borrow shares for that day without making a longer-term economic investment in the Company.

The default provision of New York law, which currently governs the Company, is that, unless otherwise provided in the Company’s Certificate of Incorporation, shareholders can act without a meeting only by a unanimous written consent signed by every shareholder of record of the Company. If this proposal were implemented, shareholders would have the ability to act by the written consent of a majority of the shares outstanding, however frequently, and at any time. We believe that implementation of this proposal is not in the best interests of the Company and its shareholders because it would allow a majority to act before all shareholders have an opportunity to participate and all arguments are heard. Even in a situation where the Company has notice that a shareholder intends to act by written consent and has sufficient opportunity to provide the Company’s views on the proposed action, the process would impose significant administrative and financial burdens on the Company. The Board believes that the written consent procedure is more appropriate for a closely held corporation with few shareholders, as compared to the Company which has over 126,000 beneficial and record shareholders. Indeed, as of December 31, 2010, over 70% of Fortune 500 companies do not allow shareholders to act by less than unanimous written consent.

Adoption of this proposal would not by itself give shareholders the right to take action by written consent. Under New York law, the Board would have to recommend further action by the shareholders to amend the Restated Certificate of Incorporation to allow a majority of the shares outstanding to act by written consent, and the amendments then would have to be approved by a majority of all outstanding shares entitled to vote on the amendments.

For the reasons set forth above, the Board believes that implementation of this proposal is not in the best interests of the Company and its shareholders.

The Board of Directors Recommends a vote AGAINST this shareholder proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this item.

Item 7. Other Matters

The Board knows of no other matters which may properly be brought before the Annual Meeting. However, if other matters should properly come before the Meeting, it is the intention of those named in the solicited proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors.

SCOTT L. BENNETT

Senior Vice President, Associate General Counsel and Secretary

New York, New York

March 18, 2011

Appendix A

ARTICLE VIII

D.    Special Meetings of Shareholders.  Special meetings of shareholders ~~Shareholders~~ of the Corporation may be called upon not less than thirty (30) nor more than sixty (60) days’ written notice only by (i) the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors ~~upon not less than 30 nor more than 50 days’ written notice.~~ or (ii) the Chairman of the Board or the Secretary of the Corporation at the written request of one or more shareholders of record of the Corporation that Own (as defined below) at least twenty-five (25) percent of the voting power of the issued and outstanding voting stock of the Corporation entitled to vote generally for the election of directors (the “Requisite Percent”), provided such request complies with the form and procedures for calling a special meeting of shareholders as may be set forth in the By-Laws of the Corporation, as may be amended from time to time. For purposes of determining the Requisite Percent, the requesting shareholders shall be deemed to own (“Own”) only those shares of voting stock of the Corporation that a shareholder participating in a special meeting request or, if such shareholder is a nominee, custodian or other agent that is holding the shares on behalf of another person (the “beneficial owner”), that the requesting beneficial owner would be deemed to own pursuant to Rule 200(b) under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, excluding any shares as to which such shareholder or beneficial owner, as the case may be, does not have the right to vote or direct the vote at the special meeting or as to which such shareholder or beneficial owner, as the case may be, has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. Whether shares shall be counted towards the Requisite Percent for these purposes shall be determined in good faith by the Board of Directors, which determination shall be conclusive and binding on the Corporation and the shareholders.

A-1

 3 Choices: Vote by Telephone, Internet or Mail

Internet and telephone voting is available until 11:59 PM Eastern Time on April 26, 2011, the day prior to the shareholder meeting.

INTERNET http://www.proxyvoting.com/mhp
Have your proxy card in hand when you access the Web site.
OR
TELEPHONE 1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://www.mcgraw-hill.com/2011mhpproxy	Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

WO#
94655

▼    FOLD AND DETACH HERE    ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2, 3 AND 5, “ONE YEAR” FOR ITEM 4 AND “AGAINST” ITEM 6.
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ITEMS 1, 2, 3, 5 AND “ONE YEAR” FOR ITEM 4 AND “AGAINST” ITEM 6.

1. ELECTION OF DIRECTORS
	FOR	AGAINST	ABSTAIN
1.1 Pedro Aspe	☐	☐	☐			FOR	AGAINST	ABSTAIN

1.2 Sir Winfried Bischoff	☐	☐	☐	3. Vote to approve, on an advisory basis, the executive compensation program for the Company’s named executive officers		☐	☐	☐
1.3 Douglas N. Daft	☐	☐	☐

1.4 William D. Green	☐	☐	☐		1 Year	2 Years	3 Years	Abstain

1.5 Linda Koch Lorimer	☐	☐	☐	4. Vote, on an advisory basis, on how often the Company will conduct an advisory vote on executive compensation	☐	☐	☐	☐
1.6 Harold McGraw III	☐	☐	☐

1.7 Robert P. McGraw	☐	☐	☐			FOR	AGAINST	ABSTAIN

1.8 Hilda Ochoa-Brillembourg	☐	☐	☐	5. Vote to ratify the appointment of Ernst & Young LLP as our independent Registered Public Accounting Firm for 2011		☐	☐	☐
1.9 Sir Michael Rake	☐	☐	☐
1.10 Edward B. Rust, Jr.	☐	☐	☐

1.11 Kurt L. Schmoke	☐	☐	☐

1.12 Sidney Taurel	☐	☐	☐
	FOR	AGAINST	ABSTAIN	THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “AGAINST” ITEM 6.

2. Vote to amend the Restated Certificate of Incorporation to permit shareholders to call special meetings	☐	☐	☐	6. Shareholder proposal requesting shareholder action by written consent And, in their discretion, in the transaction of such other business as may properly come before the Meeting.		☐	☐	☐

					Mark Here for Address Change or Comments SEE REVERSE			☐

Please sign exactly as name(s) appear hereon. Joint owners should each sign separately. When signing as executor, administrator, corporate officer, attorney, agent, trustee, guardian or in other representative capacity, please state your full title as such.

Signature	Signature	Date

 ADMISSION TICKET

The McGraw-Hill Companies, Inc.

2011 Annual Meeting of Shareholders

Wednesday, April 27, 2011

11:00 a.m. (EDT)

(Doors open at 10:00 a.m.)

1221 Avenue of the Americas, 2nd Floor Auditorium

(between 48th and 49th Streets)

New York, New York 10020-1095

If you wish to attend the Annual Meeting of Shareholders in person, please present this admission ticket and a valid picture identification at the door for admission. Cameras, large bags, briefcases, packages, recording equipment and other electronic devices will not be permitted at the Annual Meeting.

Annual Meeting Available by Webcast

To listen to the Annual Meeting, go to www.mcgraw-hill.com and click on the link for the live webcast.

▼ FOLD AND DETACH HERE ▼

The McGraw-Hill Companies, Inc.
Proxy Card Solicited on Behalf of the Board of Directors

The undersigned appoints Scott L. Bennett and Kenneth M. Vittor, and each of them, proxies with full power of substitution, to vote the shares of stock of The McGraw-Hill Companies, Inc. (the “Company”), which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held at the principal executive offices of the Company, 1221 Avenue of the Americas, New York, N.Y. 10020-1095 on Wednesday, April 27, 2011, at 11:00 a.m. (EDT), and any adjournment thereof.

The McGraw-Hill Companies’ employees. If you are a current or former employee of the Company, this card also provides voting instructions for shares held in the 401(k) Savings and Profit Sharing Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries and the Standard & Poor’s 401(k) Savings and Profit Sharing Plan for Represented Employees. If you are a participant in either of these Plans and have shares of common stock of the Company allocated to your account under one of these Plans, you have the right to direct The Northern Trust Company, the Trustee of each of these Plans (the “Trustee”), to vote the shares held in your account. The Trustee will vote allocated shares for which no direction is received and unallocated shares, if any (together “Undirected Shares”), in the same proportion as the shares for which direction is received, subject to the Plan documents. BNY Mellon Shareowner Services, the Company’s transfer agent, must receive your instructions by 2:00 p.m. (EDT) on April 25, 2011 in order to communicate your instructions to the Trustee, who will then vote all the shares of common stock of The McGraw-Hill Companies, Inc. which are credited to the undersigned’s account as of March 7, 2011. Under the Plans, you are a “named fiduciary” for the purpose of voting shares in your account and your proportionate share of the Undirected Shares. This means that you have ultimate authority to control the manner in which the shares are voted. By submitting voting instructions by telephone, Internet, or by signing and returning this voting instruction card, you direct the Trustee to vote these shares, in person or by proxy, as designated herein, at the Annual Meeting of Shareholders.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(See reverse side for voting instructions)		WO#
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